SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Hess Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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HESS CORPORATION

1185 AVENUE OF THE AMERICAS

NEW YORK, N.Y. 10036

March 27, 2014

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders, which will be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010, on Wednesday, May 7, 2014, at 10:00 a.m., local time. The formal notice of annual meeting and proxy statement, which are contained in the following pages, outline the action to be taken by the stockholders at the meeting.

We are pleased to furnish our proxy materials to our stockholders over the internet, as permitted by Securities and Exchange Commission rules. We believe this process will enable us to provide you with a convenient way to access our proxy materials, while reducing the costs and environmental impact of our annual meeting. A paper copy of our proxy materials may be requested through one of the methods described in the Notice of Internet Availability of Proxy Materials.

It is important that your shares be represented at the meeting whether or not you are personally able to attend. Accordingly, after reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy by telephone, internet or mail as described in your proxy card or the Notice of Internet Availability of Proxy Materials. If you submit your proxy over the internet, you will have the opportunity to agree to receive future stockholder documents electronically via email, and we encourage you to do so. If you have received a paper copy of the proxy materials and choose to submit your vote by traditional proxy or voting instruction card, please sign, date and mail the card in the enclosed pre-addressed reply envelope. Your cooperation will be appreciated.

Sincerely yours,

Chief Executive Officer

The attached proxy statement is dated March 27, 2014 and is first being mailed to stockholders on or about March 27, 2014.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	i

PROXY STATEMENT	1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	3

ADDITIONAL INFORMATION	8

PROPOSAL 1: ELECTION OF DIRECTORS	9

Section 16(a) Beneficial Ownership Reporting Compliance	19
Ownership of Voting Securities by Certain Beneficial Owners	19
Ownership of Equity Securities by Management	21
Director Compensation	22
Executive Compensation	23

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	51

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	53

PROPOSALS 4A AND 4B: ELIMINATION OF SUPERMAJORITY VOTING REQUIREMENTS IN THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS	55

Proposal 4A: Elimination of Requirements for 80% Supermajority Vote in the Company’s Restated Certificate of Incorporation and By-laws	56
Proposal 4B: Elimination of Requirements for Two-Thirds Supermajority Vote in the Company’s Restated Certificate of Incorporation	57

PROPOSAL 5: ELIMINATION OF PROVISIONS IN THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION CONCERNING $3.50 CUMULATIVE CONVERTIBLE PREFERRED STOCK	58

PROPOSAL 6: STOCKHOLDER PROPOSAL FOR A REPORT REGARDING CARBON ASSET RISK	59

OTHER MATTERS	61

ANNEX A: PROPOSED AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS ELIMINATING REQUIREMENTS FOR 80% SUPERMAJORITY VOTE	A-1

ANNEX B: PROPOSED AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION ELIMINATING REQUIREMENTS FOR TWO-THIRDS SUPERMAJORITY VOTE	B-1

ANNEX C: PROPOSED AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION ELIMINATING PROVISIONS CONCERNING $3.50 CUMULATIVE CONVERTIBLE PREFERRED STOCK	C-1

HESS CORPORATION

1185 AVENUE OF THE AMERICAS

NEW YORK, N.Y. 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 7, 2014, at 10:00 a.m.

To the Stockholders:

The annual meeting of stockholders of Hess Corporation will be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010, on Wednesday, May 7, 2014, at 10:00 a.m., local time, for the following purposes:

1.	To elect five directors for the ensuing one-year term (pages 1 to 50 of the accompanying proxy statement);

2.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers (pages 51 and 52);

3.	To act upon the ratification of the selection by the audit committee of Ernst & Young LLP as independent auditors (pages 53 and 54);

4.	To act upon proposals to eliminate supermajority voting requirements in the company’s restated certificate of incorporation and by-laws (pages 55 to 57);

5.	To act upon a proposal to eliminate provisions in the company’s restated certificate of incorporation concerning $3.50 cumulative convertible preferred stock (page 58);

6.	To act upon the stockholder proposal described in the accompanying proxy statement if properly introduced at the meeting (pages 59 and 60); and

7.	To transact any other business which properly may be brought before the meeting.

All stockholders are cordially invited to attend, although only stockholders of record at the close of business on March 20, 2014, the record date for the annual meeting, will be entitled to vote at the meeting.

By order of the board of directors,

George C. Barry

Secretary

New York, New York

March 27, 2014

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the proxy card in the envelope provided to you, or to use the telephone or internet method of voting described in your proxy card or the Notice of Internet Availability of Proxy Materials, so that if you are unable to attend the meeting your shares can be voted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 7, 2014:

Hess Corporation’s proxy statement and 2013 annual report are available at http://www.envisionreports.com/HES

i

HESS CORPORATION

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Hess Corporation for use at the annual meeting of stockholders to be held on Wednesday, May 7, 2014, at 10:00 a.m., local time.

The company’s principal executive office is located at 1185 Avenue of the Americas, New York, New York 10036. The approximate date on which this proxy statement is first being furnished to stockholders is March 27, 2014.

Holders of record of common stock of the company at the close of business on March 20, 2014 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote. As of March 20, 2014, there were 315,108,205 shares of common stock outstanding and entitled to vote at the annual meeting. There are no other voting securities of the company outstanding. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business.

In accordance with Securities and Exchange Commission (“SEC”) rules, we are making our proxy materials available to stockholders over the internet. On or about March 27, 2014, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders. This Notice contains instructions on how to access this proxy statement and our annual report and submit a proxy over the internet. If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained on the Notice.

If at the close of business on March 20, 2014 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. Brokers are not permitted to vote your shares for the election of directors, for the advisory vote on executive compensation, for the amendments to the company’s restated certificate of incorporation and bylaws to eliminate supermajority voting requirements and provisions concerning $3.50 cumulative convertible preferred stock, or for or against the stockholder proposal without your instructions as to how to vote. Please instruct your broker how to vote your shares using the voting instruction form provided by your broker so that your vote can be counted.

If you are a registered stockholder, you can simplify your voting by using the internet or calling a toll-free telephone number. Internet and telephone voting information is provided on the proxy card or Notice. A control number, located on the instruction sheet attached to the proxy card or Notice, is designated to verify your identity and allow you to vote your shares and confirm that your voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card.

Proxies will be voted at the annual meeting in accordance with the specifications you make on the proxy. If you sign the proxy card or submit a proxy by telephone or over the internet and do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the board of directors (See “Questions and Answers about the Annual Meeting and Voting”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

You have received these proxy materials because you are a Hess Corporation stockholder, and our board of directors is soliciting your authority, or proxy, to vote your shares at the 2014 annual meeting of stockholders. The proxy materials include our notice of annual meeting of stockholders, proxy statement and 2013 annual report. If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the annual meeting. Proxy cards are being solicited on behalf of our board of directors. The proxy materials include detailed information about the matters that will be discussed and voted on at the meeting, and provide updated information about our company that you should consider in order to make an informed decision when voting your shares. The proxy materials are first being furnished to stockholders on or about March 27, 2014.

The following proposals are scheduled to be voted on at the annual meeting:

•	Proposal 1: Election of five director nominees;

•	Proposal 2: Advisory approval of the compensation of our named executive officers;

•	Proposal 3: Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 2014;

•	Proposals 4A and 4B: Elimination of supermajority voting requirements in the company’s restated certificate of incorporation and by-laws;

•	Proposal 5: Elimination of provisions in the company’s restated certificate of incorporation concerning $3.50 cumulative convertible preferred stock; and

•	Proposal 6: Stockholder proposal recommending that the company provide a report regarding carbon asset risk.

Can I access the proxy materials on the internet?

Yes. The company’s proxy statement and 2013 annual report are available at http://www.envisionreports.com/HES.

In accordance with SEC rules, we are making our proxy materials available to stockholders over the internet. On or about March 27, 2014, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders. The Notice contains instructions on how to access this proxy statement and our 2013 annual report and submit a proxy over the internet. If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained on the Notice.

The Notice also includes instructions about how to request delivery of future proxy materials electronically by e-mail, and we encourage you to do so. Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing the materials to you and will reduce the impact of our annual meeting on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail prior to the next stockholder meeting containing links to the proxy materials and the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you change it.

How do I attend the annual meeting?

The annual meeting will be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010 on Wednesday, May 7, 2014 at 10:00 a.m., local time. When you arrive, signs will direct you to the appropriate room. Please note that the doors to the meeting room will not be open until 9:00 a.m. You should be prepared to present valid government-issued photo identification, such as a driver’s license or passport, for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the annual meeting. If you are a beneficial owner, you must provide proof of beneficial ownership, such as your account statement showing that you own our stock, a copy of the voting instruction form provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide valid government-issued photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting. You do not need to attend the annual meeting to vote. Even if you plan to attend the annual meeting, please submit your vote in advance as instructed herein.

What is the quorum requirement for holding the 2014 annual meeting?

A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business.

Who can vote?

Holders of record of common stock at the close of business on March 20, 2014 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote on all matters properly brought before the meeting. As of March 20, 2014, there were 315,108,205 shares of common stock outstanding and entitled to vote at the annual meeting. There are no other voting securities of the company outstanding.

What is the difference between holding shares as a holder of record and as a beneficial owner?

If at the close of business on March 20, 2014, the record date for the annual meeting, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization or other nominee, then you are the beneficial owner of shares held in “street name” and the proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. Brokers are not permitted to vote your shares for the election of directors, for the advisory vote on executive compensation, for the amendments to the company’s restated certificate of incorporation and by-laws to eliminate supermajority voting requirements and provisions relating to the $3.50 cumulative convertible preferred stock, or for or against the stockholder proposal without your instructions as to how to vote. Please instruct your broker how to vote your shares using the voting instruction form provided by your broker. The voting instruction forms provided by your bank, broker or other nominee will also include information about how to vote your shares over the Internet or telephonically, if such options are available. Please return your completed voting instruction form to your broker and contact the person responsible for your account or vote by internet or telephone so that your vote can be counted.

How do I vote my shares?

You may vote your shares using one of the following methods (please also see the information provided above concerning the difference between holding shares as a holder of record or registered holder and holding shares beneficially through a bank, broker or other nominee—beneficial holders should follow the voting instructions provided by such nominee):

•

Over the internet. If you have access to the internet, you can submit your proxy online by following the instructions included on your proxy card or Notice (or voting instruction form in the case of beneficial holders for whom internet voting is available) for voting over the internet.

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By telephone. You can vote by calling a toll-free telephone number listed on the proxy card (or voting instruction form in the case of beneficial holders for whom telephone voting is available). Please refer to your proxy card or voting instruction form for instructions on voting by phone.

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By mail. You may vote your shares by completing, signing and mailing the proxy card included with your proxy materials (or voting instruction form in the case of beneficial holders). Please refer to your proxy card or voting instruction form for instructions on voting by mail.

•

In person at the annual meeting. Stockholders are invited to attend the annual meeting and vote in person at the annual meeting. If you are a beneficial owner of shares you must obtain a legal proxy from the bank, broker or other holder of record of your shares to be entitled to vote those shares in person at the meeting.

A control number, located on the instruction sheet attached to the proxy card or Notice, is designated to verify your identity and allow you to vote your shares and confirm that your voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card.

As noted above, if you hold shares beneficially in street name through a bank, broker or other nominee, you may vote by submitting the enclosed voting instruction form. Telephone and Internet voting may be also available—please refer to the voting instruction form provided by your bank, broker or other nominee for more information.

Can I change my vote?

Yes. You may revoke the proxy at any time prior to its use by:

•	delivering a written notice to the secretary of the company, mailed to the company’s principal executive office at 1185 Avenue of the Americas, New York, New York 10036;

•	executing and submitting a later-dated proxy;

•	re-voting your shares by telephone or on the internet; or

•	attending the annual meeting and voting in person.

What vote is required to approve each of the proposals?

•

Proposal 1: Election of directors: The election of directors is considered an uncontested election as defined in the company’s by-laws. This means that, to be elected as a director of the company at the 2014 annual meeting, nominees must receive a majority of the votes cast. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions and broker non-votes are not counted as votes cast.

•

Proposal 2: Advisory vote to approve the compensation of the named executive officers: Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as present for the purposes of this vote and will have the effect of a vote against the proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

•

Proposal 3: Ratification of selection of independent registered public accountants: Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will be counted as present for purposes of this vote and will have the effect of a vote against the proposal.

•

Proposals 4A and 4B: Elimination of supermajority voting requirements in the company’s restated certificate of incorporation and by-laws: Approval of proposal 4A requires the affirmative vote of at least 80% of the company’s outstanding shares, and approval of proposal 4B requires the affirmative vote of at least two-thirds of the company’s outstanding shares. Abstentions and broker non-votes will have the effect of a vote against these proposals.

•

Proposal 5: Elimination of provisions in the company’s restated certificate of incorporation concerning $3.50 cumulative convertible preferred stock: Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of the company’s common stock. Abstentions and broker non-votes will have the effect of a vote against this proposal.

•

Proposal 6: Stockholder proposal: Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as present for the purposes of this vote and will have the effect of a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

What are the recommendations of the board of directors?

The board of directors recommends that you vote your shares on your proxy card:

•	FOR the election of directors nominated herein,

•	FOR the advisory approval of the compensation of our named executive officers,

•	FOR the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2014,

•	FOR the proposals to eliminate supermajority voting requirements in the company’s restated certificate of incorporation and by-laws,

•	FOR the proposal to eliminate provisions in the company’s restated certificate of incorporation concerning $3.50 cumulative convertible preferred stock, and

•	AGAINST the stockholder proposal recommending a report regarding carbon asset risk.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each proxy card or, if you vote via the internet or telephone, vote once for each proxy card you receive.

What if I do not specify how I want my shares to be voted?

If you are the record holder of your shares and do not specify on your proxy card (or when giving your proxy by telephone or the internet) how you want to vote your shares, your shares will be voted:

•	FOR the election of directors nominated herein,

•	FOR the advisory approval of the compensation of our named executive officers,

•	FOR the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2014,

•	FOR the proposals to eliminate supermajority voting requirements in the company’s restated certificate of incorporation and by-laws,

•	FOR the proposal to eliminate provisions in the company’s restated certificate of incorporation concerning $3.50 cumulative convertible preferred stock, and

•	AGAINST the stockholder proposal recommending a report regarding carbon asset risk.

If you are a beneficial owner of shares and do not specify how you want to vote, your shares may not be voted by the record holder and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What is the effect of an “ABSTAIN” vote?

Abstentions are considered to be present and entitled to vote with respect to each relevant proposal, but will not be considered a vote cast with respect to that proposal. Therefore, an abstention will effectively be a vote against each of the proposals, except for the election of directors.

What is a “broker non-vote”?

A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank or other nominee fails to provide the record holder with voting instructions on any “non-routine” matters brought to a vote at a stockholder meeting.

Under the rules of the New York Stock Exchange (“NYSE”), “non-routine” matters include the election of directors, the advisory vote to approve the compensation of named executive officers, the amendments to the company’s restated certificate of incorporation and by-laws to eliminate supermajority voting requirements and provisions concerning $3.50 cumulative convertible preferred stock, and the stockholder proposal described in this proxy statement. As such, a broker may not vote your shares with respect to such matters without your instructions.

If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners Inc., toll free at (800) 322-2885 or directly at (212) 929-5500.

ADDITIONAL INFORMATION

Availability of additional materials

The company will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to the company’s corporate secretary at the company’s principal executive office at 1185 Avenue of the Americas, New York, New York 10036, a copy of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, or the company’s proxy statement.

The information provided on the company’s website (www.hess.com) is referenced in this proxy statement for information purposes only. Neither the information on the company’s website, nor the information in the company’s sustainability report, shall be deemed to be a part of or incorporated by reference into this proxy statement or any other filings we make with the SEC.

Proxy solicitation expenses

The cost of preparing and mailing the Notice of Internet Availability of Proxy Materials, this proxy statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the board of directors will be borne by the company. Solicitation will be made by mail and internet. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, Mackenzie Partners Inc. has been retained to aid in the solicitation. Its fees for this solicitation are not expected to exceed $25,000, exclusive of expenses.

Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses in connection therewith.

Submission of stockholder proposals for the 2015 annual meeting

Proposals which stockholders wish to include in the company’s proxy materials relating to the 2015 annual meeting of stockholders must be received by the corporate secretary at the address below no later than November 27, 2014. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the company’s proxy materials. Proposals must be addressed to:

Hess Corporation

1185 Avenue of the Americas

New York, N.Y. 10036

Attn: Corporate Secretary

Any stockholder proposal for the 2015 annual meeting which the proponent does not wish to include in the company’s proxy materials for that meeting will be considered untimely, and therefore subject to the discretionary authority of proxies solicited by the board of directors unless notice of the proposal is received by the company at the above address on or before February 10, 2015. Pursuant to the company’s by-laws, stockholder nominations of candidates for election at the 2015 annual meeting must be received on or prior to February 6, 2015 together with the information required by such provision.

PROPOSAL 1: ELECTION OF DIRECTORS

At the 2013 annual meeting of stockholders, stockholders approved an amendment to the company’s restated certificate of incorporation to eliminate the classification of the board of directors. The declassification will be implemented without shortening the term of any incumbent director. Therefore, directors elected at the 2014 annual meeting will be elected for one-year terms. Directors elected at or prior to the 2013 annual meeting will complete their current three-year terms and will be elected for one-year terms at the annual meeting in 2015 and 2016, as applicable. Beginning with the 2016 annual meeting, all of the company’s directors will be elected annually for one-year terms.

At the 2014 annual meeting, five directors are to be elected to serve for a term of one year and until their successors are elected and qualified.

As previously announced, John Krenicki, Jr. will resign as a director effective May 1, 2014, and the board of directors unanimously resolved to elect Terrence J. Checki to fill his vacancy on that date. The board of directors has also nominated Mr. Checki to stand for election at the 2014 annual meeting for a one-year term.

It is intended that proxies will be voted for the nominees set forth herein. The company’s by-laws provide for majority voting in uncontested elections of directors, which is the case for the election of directors at the 2014 annual meeting. Accordingly, to be elected as a director of the company at the 2014 annual meeting, nominees must receive a majority of the votes cast. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions and broker non-votes are not counted as votes cast.

If a director is not elected at the 2014 annual meeting and no successor has been elected at the annual meeting, the director is required to promptly tender his or her resignation to the board of directors. The corporate governance and nominating committee is then required to make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. These procedures are described in full in our by-laws, which may be found on the company’s website at www.hess.com.

It is expected that all candidates will be able to serve. However, if one or more are unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors unless the board reduces the number of directors to be elected at the annual meeting.

The following table presents information as of February 1, 2014 about the nominees for election as directors of the company and the directors continuing in their respective terms of office, including the specific experience, qualifications, attributes or skills that led the board to conclude that such person should serve as a director.

Nominees for Director

For one-year term expiring in 2015

Name	Age	Director since	Principal occupation, other directorships and skills and experience
Terrence J. Checki	68	—

Principal Occupation: Former Executive Vice President and Head, Emerging Markets and International Affairs, Federal Reserve Bank of New York.

Skills and Experience: Mr. Checki brings decades of experience in management and international relations to the Hess board. He has had key roles in the resolution of numerous economic and financial challenges in the U.S. and abroad during his tenure at the Federal Reserve Bank of New York.

Edith E. Holiday	61	1993

Principal Occupation: Corporate Director and Trustee; Former Assistant to the President of the United States and Secretary of the Cabinet; Former General Counsel, United States Department of the Treasury.

Other Directorships: Canadian National Railway Company, RTI International Metals, Inc., White Mountains Insurance Group Ltd.; Director or trustee of various Franklin Templeton mutual funds. Former Director, H.J. Heinz Company.

Skills and Experience: Ms. Holiday brings deep public policy and governance expertise to the Hess board. The first woman to serve as General Counsel of the Treasury Department, Ms. Holiday possesses strong corporate governance and regulatory expertise, as well as legal and managerial experience in both private and public sectors. She has also served in a directorship capacity across a diverse range of industries throughout her career. Ms. Holiday currently chairs our nominating and corporate governance committee.

John H. Mullin III	72	2007

Principal Occupation: Chairman, Ridgeway Farm LLC (private company engaged in timber and farming activity). Former Managing Director, Dillon, Read & Co. Inc. (former investment banking firm).

Other Directorships: Former Lead Director, Progress Energy, Inc. Former Director, Sonoco Products Company, the Ryland Group, Inc., Adolph Coors Company. Former Trustee, The Putnam Funds.

Skills and Experience: With 20 years of investment banking experience, Mr. Mullin adds valuable financial and governance expertise to the Hess board. Mr. Mullin has served on the board of directors of multiple companies across sectors, including packaging, real estate, and energy.

James H. Quigley	61	2013

Principal Occupation: Former Chief Executive Officer, Deloitte, Touche Tohmatsu Limited.

Other Directorships: Merrimack Pharmaceuticals Inc., Wells Fargo & Company.

Skills and Experience: Mr. Quigley led Deloitte, one of the world’s largest accounting and consulting firms. During his 38 years at Deloitte, he was a trusted consultant on strategic leadership and operating matters to senior management teams of multinational companies across industries. He brings to the Hess board significant global experience and knowledge of financial, tax and regulatory matters that are relevant to Hess operations. Mr. Quigley currently chairs our audit committee.

Robert N. Wilson	72	1996

Principal Occupation: Chairman, Mevion Medical Systems (medical device company). Former Vice Chairman of the Board of Directors, Johnson & Johnson.

Other Directorships: Charles Schwab Corporation, Synta Pharmaceuticals Corp.; Former Chairman, Caxton Health Holdings, LLC, Vivus Inc. (biopharmaceutical company).

Skills and Experience: Mr. Wilson brings decades of management and executive experience to the Hess board. He has had key roles in driving growth and development at two leading companies in the health care industry, and brings to the board experience in marketing, finance, and international business strategy.

The board of directors recommends that stockholders vote FOR the election of each of the five director nominees named above.

Members of Board of Directors Continuing in Office

Terms expiring in 2015

Name	Age	Director since	Principal occupation, other directorships and skills and experience
John B. Hess	59	1978

Principal Occupation: Chief Executive Officer.

Other Directorships: KKR Management LLC, General Partner of KKR & Co. L.P. Former Director, Dow Chemical Company.

Skills and Experience: Mr. Hess has over 35 years’ experience with the company and is its longest-serving director. During his career, Mr. Hess has acquired in-depth knowledge of the company’s strategy and operations and the history of the company’s development, and he and his family have had a long-standing commitment to the company.

Risa Lavizzo-Mourey, Ph.D	59	2004

Principal Occupation: President and Chief Executive Officer, The Robert Wood Johnson Foundation.

Other Directorships: Former Director, Genworth Financial, Inc.

Skills and Experience: Dr. Lavizzo-Mourey is a former director of five public companies, including service on audit committees. She has decades of leadership and technical experience and has significant experience in the nonprofit and health care sectors.

Rodney F. Chase	70	2013

Principal Occupation: Former Deputy Group Chief Executive of BP plc.

Other Directorships: Genel Energy, plc (Non-executive Chairman), Tesoro Corporation, Computer Sciences Corporation (Non-executive Chairman). Former Director, Petrofac Limited, Nalco Holding Company, Tesco plc.

Skills and Experience: Mr. Chase’s experience in the oil and gas industry, corporate management, international operations, public company governance and board practices provides the Hess board with valuable industry knowledge and strategic planning experience.

Harvey Golub	74	2013

Principal Occupation: Former Chairman and Chief Executive Officer of American Express Company.

Other Directorships: Miller Buckfire & Co. (Chairman), Former Director, Ripplewood Holdings LLC (Executive Chairman), Campbell Soup Company, American International Group, Inc. and RHJ International S.A.

Skills and Experience: Mr. Golub has extensive experience in management, public company governance, finance, operations, and strategic turnarounds that provides the Hess board with valuable judgment and perspective.

David McManus	60	2013

Principal Occupation: Former Executive Vice President and Head of International Operations, Pioneer Natural Resources Co.

Other Directorships: FLEX LNG Limited (Chairman), Rockhopper Exploration plc, Caza Oil & Gas Inc. Former Director, Cape plc.

Skills and Experience: Mr. McManus is an experienced international business leader in the energy industry and provides the Hess board with oil and gas project management and commercial expertise.

Terms expiring in 2016

Name	Age	Director since	Principal occupation, other directorships and skills and experience
John Krenicki, Jr. (Resigning effective May 1, 2014)	51	2013

Principal Occupation: Partner, Clayton, Dubilier & Rice, LLC (private equity firm), Former Vice Chairman, General Electric Company and former Chief Executive Officer, GE Energy.

Skills and Experience: Mr. Krenicki is an experienced corporate executive with a strong track record of success and leadership in operations, oil and gas and energy. His experience leading large-scale initiatives and operations across a global energy portfolio, adds perspective to the Hess board as the company completes its transformation to a pure play exploration and production (“E&P”) company.

Kevin O. Meyers, Ph.D	60	2013

Principal Occupation: Independent Energy Consultant. Former Senior Vice President of E&P for the Americas, ConocoPhillips.

Other Directorships: Bill Barrett Corporation, Denbury Resources Inc., Hornbeck Offshore Services, Inc., and Precision Drilling Corporation. Former Director, LUKOIL.

Skills and Experience: Dr. Meyers has over 30 years of experience in exploration and production, both domestic and international. Based on this experience, Dr. Meyers brings to the Hess board decades of managing cost-efficient E&P operations in geographies directly relevant to Hess’ focused E&P portfolio.

Fredric G. Reynolds	63	2013

Principal Occupation: Former Executive Vice President and Chief Financial Officer (“CFO”), CBS Corporation.

Other Directorships: AOL, Inc., Mondelez International Inc. Former Director, The Readers Digest Association, Blockbuster Inc., Sportsline.com, Inc.

Skills and Experience: During his tenure as CFO of CBS Corporation, shareholders experienced substantial share appreciation and return of capital. Mr. Reynolds brings to the Hess board his substantial experience as a CFO with a successful track record of financial oversight, leading a successful transformation, returning capital, and delivering long term returns.

William G. Schrader	56	2013

Principal Occupation: Former Chief Operating Officer, TNK-BP Russia.

Other Directorships: Ophir Energy (African oil and gas exploration company).

Skills and Experience: Mr. Schrader is an experienced E&P executive responsible for transforming BP’s best and most valued E&P assets, and brings to the Hess board his experience as a disciplined E&P operator with expertise in production sharing structures, government relations, and delivering returns.

Mark R. Williams, Ph.D	62	2013

Principal Occupation: Chairman of the Board. Former Member, Executive Committee, Royal Dutch Shell plc.

Other Directorships: Intertek plc.

Skills and Experience: Dr. Williams worked for 33 years at Shell, including more than 17 years in Shell’s E&P and upstream business, serving most recently as a member of the executive committee of Royal Dutch Shell, where he was one of the top three operating executives collectively responsible for all strategic, capital and operational matters. His experience as part of an executive group with ultimate strategic responsibilities for the overall direction of one of the world’s largest oil and gas companies adds invaluable insight to the Hess board.

All of the nominees and directors named above have held substantially the positions or former positions indicated for the past five years, except as described below. Mr. Checki retired as Executive Vice President and Head, Emerging Markets and International Affairs at the Federal Reserve Bank of New York in March 2014. Mr. Wilson was chairman of Caxton Health Holdings, LLC., from 2004 to 2007. Dr. Meyers retired from ConocoPhillips in December 2010, where he served in senior executive positions since 2002. Mr. Schrader retired as chief operating officer of TNK-BP in 2011 after serving in senior executive roles at BP for many years. Mr. Williams retired from Royal Dutch Shell plc in March 2013 after a 33 year career with that company. Mr. Reynolds retired as senior vice president and chief financial officer for CBS Corporation in 2009, where he had served in senior executive positions at CBS and its affiliates since 1994.

Mr. Hess may be deemed to be a control person of the company by virtue of his beneficial ownership of common stock as described under “Ownership of Voting Securities by Certain Beneficial Owners.”

The board of directors met twelve times in 2013, including eight regularly scheduled meetings and four special meetings. Each director attended at least 75% of the aggregate of all board of directors meetings and all meetings of the committees of the board of directors on which he or she served during 2013.

Non-management directors meet without members of management present generally after each regularly scheduled board meeting. The Chairman of the Board of Directors presides at these meetings.

All but one of the current directors who were serving as a director at the time of last year’s annual meeting attended that meeting.

Director and Nominee Independence

The board of directors has affirmatively determined that thirteen of the fourteen current directors on the board, namely, Mr. Chase, Mr. Golub, Ms. Holiday, Mr. Krenicki, Dr. Lavizzo-Mourey, Dr. Meyers, Mr. McManus, Mr. Mullin, Mr. Quigley, Mr. Reynolds, Mr. Schrader, Dr. Williams and Mr. Wilson are independent within the meaning of the rules and standards of the NYSE. In addition, the board of directors has affirmatively determined that all five of the company’s proposed nominees for election at the 2014 annual meeting, namely, Mr. Checki, Ms. Holiday, Mr. Mullin, Mr. Quigley and Mr. Wilson are independent within the meaning of the rules and standards of the NYSE. The board determined that these directors and nominees not only met all “bright-line” criteria under these rules, but also that, based on all known relevant facts and circumstances, there did not exist any relationship that would compromise the independence of these directors. In particular, the board determined that Mr. Mullin’s prior service as an executor of the estate of Leon Hess or as trustees of certain related trusts and entities does not impair his independence because there are no factors relating to such service that would exert influence on his decisions with respect to matters affecting the company. Mr. Mullin no longer serves as an executor or trustee of these trusts or entities.

Corporate Governance Guidelines

The board has approved a set of corporate governance guidelines in accordance with rules of the NYSE. These guidelines set forth the key policies relating to corporate governance, including director qualification standards, director responsibilities and director compensation. The board has also approved a code of business conduct and ethics in accordance with rules of the NYSE and the SEC applicable to all directors, officers and employees, including the chief executive officer, the principal financial and accounting officer and other senior financial officers. The code is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. Copies of the company’s corporate governance guidelines and its code of business conduct and ethics may be found on the company’s website at www.hess.com and are also available without charge upon request to the company’s corporate secretary at its principal executive office set forth on the first page of this proxy statement.

Stockholder and Interested Party Communications

Any stockholder or interested party who wishes to communicate or request a meeting with members of the board of directors or with only non-management directors or any specified individual director may do so by writing to them in care of the Chairman of the Board of Directors, Hess Corporation, at its principal executive office set forth on the first page of this proxy statement. The stockholders may also communicate directly to the Chairman by e-mail to BoardChairman@hess.com. Communications sent by mail or e-mail will be reviewed by the Chairman and will be referred for resolution and response as deemed appropriate by the Chairman. If a stockholder requests a meeting, the corporate governance and nominating committee will decide whether the subject matter is a proper one to be addressed by the board and, if so, whether a meeting is warranted. The corporate governance and nominating committee will meet periodically to review all stockholder communications received.

Board Leadership Structure

During 2013, the board of directors amended the by-laws to provide for a non-executive chairman of the board and separated the positions of chairman of the board and chief executive officer. In conjunction with the company’s separation of the positions of chairman of the board and chief executive officer, Dr. Mark R. Williams was appointed to serve as the independent chairman of the board and Mr. John B. Hess, chief executive officer, resigned as chairman of the board and continued as a director of the board.

The board currently believes that separating the roles of chairman and chief executive officer allows for better alignment of corporate governance with stockholder interests and aids in the board’s oversight of management and the board’s ability to carry out its roles and responsibilities on behalf of the stockholders. The board also believes that the separation of the roles of chairman and chief executive officer allows the chief executive officer to focus more of his time and energy on operating and managing the company and leverages the chairman’s experience.

In connection with Dr. Williams’ designation as an independent, non-executive chairman of the board, the board eliminated the role of lead independent director effective as of May 16, 2013. John H. Mullin, III, previously served as lead independent director and he continues to serve as an independent member of the board.

Independent Chairman of the Board

The chairman, an independent member of the board who has not previously served as an executive officer of the company, is appointed by the board annually. As set forth in the company’s corporate governance guidelines, the responsibilities of the chairman include:

•	Acting as chair of regular and special meetings of the board;

•	Acting as chair of executive sessions or other meetings of the independent directors and leading such executive sessions and meetings;

•	Determining if special meetings of the board should be called (but without prejudice to any rights of others to call special board meetings);

•

Acting as a liaison between the chief executive officer and the board and facilitating communication between meetings, including discussing action items with the chief executive officer following executive sessions;

•

Consulting with the chief executive officer regarding agenda items and appropriate materials for board meetings, and the allocation of time to each discussion topic on the agenda, and coordinating with committee chairpersons to facilitate their meetings;

•	Presiding over the annual stockholders meeting;

•	Being available to participate in or facilitating appropriate meetings with stockholders; and

•	Partnering with the chairman of the compensation and management development committee to provide annual performance evaluation feedback to the chief executive officer.

Related Party Transactions

The company expects all directors and executive officers to bring to the company’s attention any related party transactions, including transactions which may be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. The company’s code of business conduct and ethics provides that if any company representative, including a director or officer, considers conducting any transaction that reasonably would be expected to give rise to a conflict of interest between the representative and the company, such representative must disclose such transaction in advance to the company’s legal department for review. In addition, the company annually sends each director and executive officer a questionnaire requiring such person to describe any transaction contemplated under Item 404 or in the case of independent directors, any transaction that might compromise their independence. The company also annually conducts a review of its accounting records to determine whether any such related transaction occurred in the prior fiscal year. If any proposed or existing related transaction is identified, the transaction is brought to the general counsel for review. If the general counsel determines the transaction poses a conflict of interest, or would compromise the independence of a non-management director, the general counsel will advise the audit committee of the transaction and the disinterested members of the audit committee will determine whether the transaction serves the best interest of the company and its stockholders and whether if proposed, it may proceed and if existing, it may continue to exist. The general counsel and the disinterested members of the audit committee will determine the appropriate scope of, and process for, the review of any such transaction based on the then existing facts and circumstances of the transaction in view of applicable listing standards of the NYSE.

Compensation and Management Development Committee

The compensation and management development committee of the board of directors is composed of Robert N. Wilson, chairman, John Krenicki, Jr., Dr. Risa Lavizzo-Mourey, David McManus, James H. Quigley and Dr. Mark R. Williams. The board has determined that each member of this committee is independent within the meaning of applicable rules of the NYSE. This committee met three times in 2013.

The board of directors has adopted a written charter for the compensation and management development committee in accordance with applicable rules of the NYSE. A current copy of this charter is available on the company’s website, www.hess.com, and also available without charge upon request to the company’s corporate secretary at the company’s principal executive office set forth on the first page of this proxy statement. As stated in the charter, this committee’s principal responsibilities are to:

•	review the performance and approve the compensation of the company’s chief executive officer and other named executive officers,

•	review and monitor the company’s compensation and benefit programs,

•	administer and make awards of stock-based compensation under the company’s long-term incentive plans,

•	review management development and succession programs,

•	approve the retention and review the performance of independent compensation consultants to the committee, and

•	prepare its annual report on executive compensation for the company’s proxy statement.

The committee’s processes for determining executive compensation are described in “Compensation Discussion and Analysis” on page 23.

Corporate Governance and Nominating Committee, Board Diversity and Consideration of Stockholder Recommended Candidates

The corporate governance and nominating committee is composed of Edith E. Holiday, chairperson, Rodney F. Chase, Harvey Golub, John H. Mullin, III, and Fredric G. Reynolds. The board of directors has determined that each member of this committee is independent within the meaning of applicable rules of the NYSE. The corporate governance and nominating committee met five times in 2013.

The board of directors has adopted a written charter for the corporate governance and nominating committee in accordance with applicable rules of the NYSE. A current copy of this charter is available on the company’s website, www.hess.com, and is also available without charge upon request to the company’s secretary at the company’s principal executive office set forth on the first page of this proxy statement. As stated in this charter, this committee’s principal responsibilities are to:

•	identify and recommend individuals to the board for nomination as members of the board and its committees consistent with criteria approved by the board,

•	make recommendations to the board relating to board practices and corporate governance, and

•	develop, recommend to the board and periodically review a set of corporate governance principles applicable to the company.

This committee recommends for election as directors qualified candidates identified through a variety of sources, including stockholder suggestions. Stockholders may suggest candidates by writing to the committee, in care of the secretary of the company at the company’s principal executive office set forth on the first page of this proxy statement. Stockholder suggestions should include a summary of the candidate’s qualifications, the information required by SEC rules for director nominees and contact information for the candidate. In accordance with the company’s corporate governance guidelines approved by the board of directors, nominees are reviewed and recommended based on a variety of criteria including:

•	personal qualities and characteristics, education, background, accomplishments and reputation in the business community,

•

current knowledge of the energy industry or industries relevant to the company’s business and relationships with individuals or organizations affecting the domestic and international areas in which the company does business,

•	ability and willingness to commit adequate time to board and committee matters,

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company,

•	diversity of viewpoints, background and experience, and

•	compatibility with independence and other qualifications established by applicable law and rules.

As noted above, among the criteria used to evaluate nominees for the board is diversity of viewpoints, background and experience. The board believes that such diversity provides varied perspectives which promote active and constructive dialogue among board members and between the board and management, resulting in more effective oversight. The board believes this diversity is amply demonstrated in the varied experience, qualifications and skills of the current and proposed members of the board. In the board’s executive sessions and in annual performance evaluations conducted by the board and its committees, the board from time to time considers whether the members of the board reflect such diversity and whether such diversity contributes to a constructive and collegial environment. In addition, the company has adopted a mandatory director retirement policy, which provides that no person may be nominated to stand for election or re-election to the board of directors as a non-management director if the election would take place after such person has attained the age of 75.

In advance of the annual meeting, the committee meets to recommend nominees for election at each annual meeting. From time to time throughout the year, members of the committee are furnished appropriate materials regarding any new nominees and may from time to time meet with new potential candidates. Stockholder suggestions should be submitted no later than December 1 for consideration as nominees for election at the next annual meeting and otherwise in accordance with the company’s policy and by-laws. The committee follows the same process of identifying and evaluating nominees recommended by stockholders as that for candidates recommended by any other source.

The corporate governance and nominating committee has retained Egon Zehnder International, a director and executive search and recruiting firm, to identify and review potential independent director candidates and assist the committee and the board in assessing the qualifications of candidates. The committee has not paid fees to any other third parties to assist in identifying or evaluating potential nominees. Each of the nominees for election at the 2014 annual meeting were recommended by a consensus of Egon Zehnder and the non-management directors of the nominating and corporate governance committee, with the input of senior management and our financial and legal advisors.

Audit Committee

The audit committee of the board of directors is composed of James H. Quigley, chairman, Rodney F. Chase, Harvey Golub, Edith E. Holiday, Dr. Kevin O. Meyers, Fredric G. Reynolds and William G. Schrader. Mr. Quigley was appointed chairman of this committee on May 15, 2013, succeeding Mr. Mullin. The board has determined that each member of the audit committee is independent within the meaning of applicable rules of the SEC and the NYSE. Messrs. Quigley, Chase, Golub and Reynolds have each been designated an “audit committee financial expert” as this term is defined under applicable rules of the SEC. The audit committee met seven times in 2013. In addition, the audit committee held four reviews of quarterly financial results with management and the company’s independent registered public accountants. In 2013, the Audit Committee established a subcommittee to focus on environmental, health and safety matters. The members of this subcommittee are James H. Quigley, chairman, Rodney F. Chase, Dr. Kevin O. Meyers and William G. Schrader.

The board of directors has adopted a written charter for the audit committee in accordance with applicable rules of the NYSE and the SEC. A current copy of the charter is available on the company’s website at www.hess.com and without charge upon request to the company’s corporate secretary at its principal executive office set forth on the first page of the proxy statement. As stated in the charter, the audit committee’s principal responsibility is to provide assistance to the board of directors in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to:

•	the company’s financial statements,

•	the financial reporting practices of the company,

•	the systems of internal accounting and financial controls,

•	the internal audit function,

•	the annual independent audit of the company’s financial statements,

•	the retention of outside auditors and review of their independence,

•	the review of risk and risk controls and compliance, and

•	the company’s environmental, health, safety and social responsibility programs.

Report of the Audit Committee

The audit committee of the board of directors oversees the company’s financial reporting on behalf of the board. Management is responsible for the system of internal controls and for preparing financial statements. The independent registered public accountants are responsible for expressing an opinion on the effectiveness of internal controls over financial reporting and on the fair presentation of the financial statements in conformity with generally accepted accounting principles. The audit committee operates in accordance with a charter approved by the board of directors.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements of the company for the year ended December 31, 2013 with management and the independent registered public accountants. Management represented to the committee that these statements were prepared in accordance with generally accepted accounting principles. The audit committee also discussed accounting policies, significant judgments inherent in the financial statements, disclosures and other matters required by generally accepted auditing standards with management and the independent registered public accountants. In addition, the committee has received from the independent registered public accountants the annual independence disclosures and letter pursuant to Rule 3526 of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accountants’ communications with the audit committee concerning independence and discussed with them their independence from management and the company. In that connection, the audit committee considered the compatibility of all non-audit services with the auditors’ independence.

During 2013, the audit committee met with management, the independent registered public accountants and the internal auditors to discuss:

•	the annual audit scope and plans for their respective audits,

•	the adequacy of staffing and related fees,

•	the results of their examinations,

•	the adequacy and effectiveness of internal controls over financial reporting and disclosure controls and procedures,

•	issues raised on the company’s hotline reporting system,

•	matters related to risk, risk controls and compliance, and

•	all communications required by PCAOB Standards.

The audit committee also met separately with the independent registered public accountants and the internal auditors without management present.

In reliance on the reviews and discussions with management and the independent registered public accountants, the audit committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC. The audit committee has also selected Ernst & Young LLP as independent registered public accountants for 2014. The board has proposed that the stockholders ratify this selection at the annual meeting.

James H. Quigley, Chairman

Rodney F. Chase

Harvey Golub

Edith E. Holiday

Dr. Kevin O. Meyers

Fredric G. Reynolds

William G. Schrader

Risk Management Oversight

In the normal course of its business, the company is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rates and currencies, technical risks affecting the company’s resource base, political and regulatory risks and credit and investment risk.

The company operates a risk control program under the direction of its chief risk officer and through its corporate risk policy, which senior management has approved. The company is continuing to develop and implement an enterprise risk program across the company to strengthen the consistency of risk consideration in making business decisions. For marketing and trading activities, risk limits are monitored and reported on a daily basis to business units and to senior management.

The audit committee of the board of directors has been delegated primary responsibility for oversight of the company’s risk management practices. At least annually, the chief risk officer presents a comprehensive review of the company’s corporate risk policy to the audit committee, discussing the risk control organization and risk control practices. The audit committee will also receive updates at other meetings during the year on any particular matters relating to risk controls that management believes needs to be brought to the attention of the committee. In addition, the full board of directors has oversight of the company’s risk management policies with an emphasis on understanding the key enterprise risks affecting the company’s business and the ways in which the company attempts to prudently mitigate such risks, to the extent reasonably practicable and consistent with the company’s long-term strategies. The chief risk officer reviews the enterprise risk program with the board annually.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the company’s directors, certain of its officers and persons who beneficially own more than 10% of the company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on the company’s review of copies of such reports, and on written representations from such reporting persons, the company believes that in 2013 all such reporting persons filed the required reports on a timely basis in accordance with Section 16(a).

Ownership of Voting Securities by Certain Beneficial Owners

The following table sets forth, as of March 4, 2014, for Messrs. Hess, Brady, Kean and Goodwillie, and as of December 31, 2013 for Elliott Associates, L.P., information as to the ownership of more than 5% of any class of the company’s voting securities by beneficial owners known by the company to hold more than 5% of any such class:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership(a)	Percent of class
Common Stock	John B. Hess	36,540,780(b)(c)(d)(e)	11.46
	Nicholas F. Brady	19,025,053(b)(c)(f)	5.99
	Thomas H. Kean	25,366,738(b)(c)(d)(g)	7.99
	Eugene W. Goodwillie, Jr.	30,835,800(b)(c)(d)(e)(h)	9.71
	c/o Hess Corporation 1185 Avenue of the Americas New York, New York 10036
	Elliott Associates, L.P.	17,300,000(i)	5.1
	40 West 57th Street, 57th Floor
	New York, New York 10019

(a)

The individual amounts and percentages shown for Messrs. Hess, Brady, Kean and Goodwillie should not be added because they reflect shared beneficial ownership. Information with respect to Elliott Associates, L.P. was obtained from a Schedule 13G filed by such person with the SEC on February 14, 2014.

(b)

This amount includes 10,079,037 shares held by a charitable lead annuity trust established under the will of Leon Hess. Mr. John B. Hess has sole voting power over the stock held by this trust and shares dispositive power over such stock with Messrs. Brady, Kean and Goodwillie.

(c)

This amount includes 8,817,802 shares held by a limited partnership. Messrs. Hess, Brady, Kean and Goodwillie serve on the management committee of the general partner of this limited partnership and share voting and dispositive power with respect to shares held by the limited partnership.

(d)

This amount includes 6,436,881 shares held by the Hess Foundation, Inc. of which Messrs. Hess, Kean and Goodwillie are directors and as to which Mr. Hess has sole voting power and shares dispositive power with Mr. Kean, Mr. Goodwillie and certain other directors of the foundation.

(e)	This amount includes:

•	972,237 shares owned directly by Mr. Hess, as to which he has sole voting and dispositive power,

•	868,685 shares held by nine trusts for the benefit of Mr. Hess and his children, as to which Mr. Hess is a trustee and has sole voting power and dispositive power,

•	132,998 shares held in escrow under the company’s incentive plans as to which Mr. Hess has voting but not dispositive power,

•	1,314,270 shares underlying options to purchase common stock, as to which Mr. Hess has no voting or dispositive power until they are acquired upon exercise of the options,

•	54,797 shares vested in the name of Mr. Hess under the employees’ savings plan as to which he has sole voting and dispositive power,

•	3,025,205 shares held by a trust of which Mr. Hess and Mr. Goodwillie are co-trustees, as to which Mr. Hess has sole voting power and shares dispositive power with Mr. Goodwillie,

•	82,488 shares held by three trusts of which Mr. Hess is a co-trustee and has shared voting and dispositive power,

•

2,371,878 shares held by Mr. Hess’s siblings and five trusts for the benefit of Mr. Hess’s siblings or their children as to which Mr. Hess has sole voting power and as to 1,428,132 shares of which he shares dispositive power pursuant to a shareholders agreement among Mr. Hess, his siblings and others, and

•	2,384,502 shares held by three trusts for the benefit of Mr. Hess’s heirs, of which Mr. Hess’s spouse and Mr. Goodwillie are co-trustees, but as to which Mr. Hess has sole voting power.

(f)

This amount includes 112,248 shares held directly by Mr. Brady, as to which he has sole voting and dispositive power, and 6,000 shares held by a limited liability company of which Mr. Brady is the managing member and as to which he has sole voting and dispositive power. This amount also includes 9,966 shares held by two trusts of which Mr. Brady is a co-trustee as to which Mr. Brady shares voting and dispositive power.

(g)	This amount includes 33,018 shares held directly by Mr. Kean, as to which he has sole voting and dispositive power.

(h)

This amount includes 92,373 shares held by three trusts as to 30,791 of which shares Mr. Goodwillie has sole voting and dispositive powers and as to 61,582 of which shares he has shared voting and dispositive power.

(i)

This amount includes (x) 6,054,910 shares held by Elliott Associates, L.P., which has sole voting and dispositive power with respect to such shares, and (y) 11,245,090 shares collectively held by Elliott International, L.P. and Elliott International Capital Advisors, Inc., both of which share voting and dispositive power of such shares.

Ownership of Equity Securities by Management

The table below sets forth as to each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, information regarding their ownership of equity securities of the company on March 4, 2014. The persons listed below have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column “Percent of outstanding shares of common stock owned,” the securities held represent less than one percent of the common stock outstanding.

Name	Total number of shares beneficially owned and nature of beneficial ownership(a)		Percent of outstanding shares of common stock owned	Of total number of shares beneficially owned, number of option shares
Rodney F. Chase	38,778		—	—
Terrence J. Checki	—		—	—
Harvey Golub	3,838		—	—
Timothy B. Goodell	209,520		—	151,245
John B. Hess	36,540,780	(b)	11.46	1,314,270
Gregory P. Hill	192,247		—	111,575
Edith E. Holiday	35,780		—	—
John Krenicki, Jr.	3,778		—	—
Risa Lavizzo-Mourey	26,480		—	—
David McManus	3,778		—	—
Kevin O. Meyers	8,028		—	—
John H. Mullin III	51,480		—	—
James H. Quigley	4,699		—	—
Fredric G. Reynolds	18,778		—	—
John P. Rielly	468,265		—	304,845
William G. Schrader	5,778		—	—
F. Borden Walker	945,473		—	397,315
Mark R. Williams	15,778		—	—
Robert N. Wilson	75,190		—	—
All directors and executive officers as a group	38,890,053		12.15	2,458,555

(a)

These figures include 54,797 shares vested in the name of Mr. Hess, 4,209 shares vested in the name of Mr. Rielly and 64,379 shares vested for all executive officers and directors as a group under the employees’ savings plan as to which these individuals and the group have voting and dispositive power. These amounts also include 31,294 shares held in escrow under the second amended and restated 1995 LTI plan or the 2008 LTI plan, as amended, or both, for Mr. Goodell, 132,998 shares held in escrow under these plans for Mr. Hess, 58,257 shares held in escrow under these plans for Mr. Hill, 31,294 shares held in escrow under these plans for Mr. Rielly and 719,268 shares held in escrow under these plans for all executive officers and directors as a group. As to these shares, these individuals and the group have voting power but not dispositive power. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of common stock underlying such options until they are exercised.

(b)	See footnotes (b), (c), (d) and (e) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

Director Compensation

The following table shows compensation paid to our non-employee directors in 2013.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	All Other Compensation(2) ($) (d)	Total ($) (e)
Current Directors:
Chase, Rodney F.	85,416	109,841	9,673	204,930
Golub, Harvey	90,625	109,841	128	200,594
Holiday, Edith E.	152,292	174,973	192	327,457
Krenicki, Jr., John	75,000	109,841	128	184,969
Lavizzo-Mourey, Risa	125,625	174,973	192	300,790
McManus, David	75,000	109,841	128	184,969
Meyers, Kevin O.	84,375	109,841	128	194,344
Mullin III, John H.	126,667	174,973	192	301,832
Quigley, James H.	119,792	174,973	160	294,925
Reynolds, Fredric G.	90,625	109,841	632	201,098
Schrader, William G.	84,375	109,841	9,673	203,889
Williams, Mark R.	193,750	109,841	128	303,719
Wilson, Robert N.	139,375	174,973	192	314,540
Directors who resigned or did not stand for re-election in 2013:
Bodman, Samuel W.	48,750	174,973	96	223,819
Brady, Nicholas F.	51,458	65,033	7,255	123,746
Kean, Thomas H.	51,458	65,033	7,255	123,746
Matthews, Craig G.	50,625	174,973	96	225,694
Nunn, Samuel A.	48,750	65,034	96	113,880
Olson, Frank A.	54,375	64,964	7,255	126,594
von Metzsch, Ernst H.	45,000	174,973	96	220,069

(1)

Stock awards consist of 2,521 common shares granted to non-employee directors (937 shares granted to Messrs. Brady, Kean and Nunn and 936 shares granted to Mr. Olson) on March 6, 2013, as well as 1,600 shares granted on May 29, 2013 to Messrs. Chase, Golub, Krenicki, McManus, Meyers, Reynolds, Schrader and Williams, which, in each case, were fully vested on the date of grant. The aggregate grant date fair value for 2013 stock awards was computed in accordance with ASC 718.

(2)

Amounts in this column consist of annual life insurance premiums for each director and, (i) for Messrs. Brady, Kean, Olson, $7,159 in medical and dental benefits, (ii) for Messrs. Chase and Schrader, $9,545 in medical and dental benefits and (iii) for Mr. Reynolds, $504 in dental benefits.

Each director who was not an employee of the company or any of its subsidiaries receives an annual cash retainer of $110,000 for membership on the board of directors and the independent Chairman of the Board receives an additional annual cash retainer of $185,000. Directors receive an additional annual cash fee of $25,000 for service on the audit committee and $10,000 for service on each of the other committees of the board of directors on which such director serves. The chairperson of the audit committee receives an annual cash fee of $30,000 and the chairperson of each of the other board committees receives an annual cash fee of $15,000. For 2013, all directors, except Ms. Holiday, Dr. Lavizzo-Mourey, Mr. Mullin and Mr. Wilson, received pro-rated board and committee retainers based on their length of service on the board and the committees in 2013. In addition, each non-employee director receives shares of fully vested common stock constituting approximately $175,000 in value on the date of award. For 2013, all directors, except Mr. Bodman, Ms. Holiday, Dr. Lavizzo-Mourey, Mr. Matthews, Mr. Mullin, Mr. Quigley, Mr. von Metzsch and Mr. Wilson, received pro-rated stock awards based on their length of service in 2013. These awards are made from shares purchased by the company in the open market.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains the key elements of our executive compensation program and compensation decisions for our named executive officers (“NEOs”). The Compensation and Management Development Committee of our Board of Directors (the “compensation committee” or “committee”), with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs.

For fiscal year 2013, our NEOs were:

—	John B. Hess, Chief Executive Officer

—	Gregory P. Hill, President and Chief Operating Officer (COO) of Exploration and Production

—	F. Borden Walker, Executive Vice President and President of Marketing & Refining

—	Timothy B. Goodell, Senior Vice President and General Counsel

—	John P. Rielly, Senior Vice President and Chief Financial Officer

CD&A Table of Contents

Executive Summary	page 23
2013 Say on Pay Vote and Changes for 2014	page 26
Process for Determining Compensation and Role of Compensation Consultants	page 28
Total Compensation – Objectives, Philosophy, and Key Practices	page 28
2013 Total Direct Compensation	page 30
Peer Group	page 37
Additional Information	page 38
Post-employment Compensation	page 40
Compensation Committee Report	page 41

Executive Summary

Summary of Hess’ Business. Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas. The board of directors and management team have been in the process of transforming Hess into a more focused pure play exploration and production (“E&P”) company that is expected to deliver compound average annual oil and natural gas production growth of 5% to 8% through 2017 from its 2012 pro-forma production (described on page 21 of our 2013 Form 10-K). This represents the culmination of a multi-year strategic transformation designed to deliver long-term, cash generative growth and increase returns to stockholders by focusing on lower risk, higher growth unconventional assets, exploiting existing discoveries and executing a smaller, more targeted exploratory program.

The transformation plan includes fully exiting the company’s downstream businesses, including its refining, energy marketing, terminal, retail and energy trading operations, as well as the sale of mature or lower margin exploration and production assets in Azerbaijan, Indonesia, Norway, Russia, the United Kingdom (U.K.), North Sea, Thailand and certain interests onshore in the United States (U.S.). E&P divestitures generated approximately $7.8 billion in proceeds in 2013 and early 2014, allowing us to pay down debt, return approximately $1.5 billion directly to stockholders and fund future growth by redeploying capital to five key areas where Hess has competitive advantages and proven operating capabilities. The strategy of the board and management team is to build a company that will, over time, deliver profitable growth and generate positive cash flow post-2014 based on a $100 Brent crude oil price.

Corporate Performance Overview. 2013 was an outstanding year for Hess, during which we achieved top quartile total shareholder returns (“TSR”) versus peers. We have continued to execute our strategic plan, which repositions the company for profitable growth, strengthens the balance sheet to provide financial flexibility and returns capital to stockholders. Select highlights are summarized below.

2013 Strategic Initiative Results

Focused Pure Play E&P Company

•    Completed or announced planned program of E&P asset sales: Beryl (UK), Azerbaijan, Russia, Indonesia and certain U.S. assets

•    Sale proceeds of approximately $4.8 billion from completed or announced asset sales

•    Announced agreement to sell Utica dry gas acreage for $924 million in 2014

Exiting Downstream

•    Port Reading refining facility closed in Q1 2013

•    Energy Marketing business and Terminal Network sales completed in Q4 2013

•    Sale proceeds of approximately $3.0 billion, including inventory

•    Retail marketing business divestiture in progress

Total Hess Asset Sales • Achieved total proceeds of $7.8 billion from completed or announced asset sales during 2013

Stockholder Returns

•    Annual dividend increased 150% to $1.00 per share commencing in September 2013

•    Commenced $4 billion share repurchase program, with approximately $1.5 billion of shares purchased in 2013

Finance • Repaid $2.4 billion of short-term debt • Reduced debt to capitalization ratio to19% at year-end 2013, from 27.7% at year-end 2012

2013 Operational Results
Production and Reserves • Bakken production averaged 67 thousand barrels of oil equivalent per day (MBOE/D), reflecting a 20% increase vs. 2012 production • Organic proved reserves replacement of 118%

Cost Reduction / Spending Efficiency

•    Delivered budgeted Bakken capital spend of $2.2 billion

•    Reduced average Bakken drilling and completion costs to $8.1 million per well (down from $11 million in 2012)

•    Delivered below budget total capital and exploratory expenditures ($6.3 billion)

Finance • Total debt of $5.8 billion at year-end 2013, down 28.5% from year-end 2012 • $1.8 billion of cash at year-end 2013

2013 Relative Performance
• A signal of Hess accomplishments during 2013: one-year TSR exceeded all 2013 peers and all but one of the 2014 peers

2013 Governance Enhancements

•    Commenced declassification of our board of directors

•    Added nine new directors, five with extensive oil and gas industry experience

•    Separated the roles of CEO and Chairman, with Mark Williams serving as non-executive Chairman

•    Adopted a mandatory director retirement policy

•    Board resolved to recommend that stockholders approve amendments to the certificate of incorporation and bylaws to eliminate supermajority provisions at the 2014 annual meeting

Summary of Hess’ 2013 Executive Compensation Program. A summary of our executive compensation program during 2013 is provided below.

Compensation Element	Purpose	2013 Result
Base Salary – Fixed Pay – Fixed rate of pay	Reflective of skills, experience and market practice.	No increase for CEO. Among other NEOs, increases ranged from 1.6% to 3.4%.
Cash Bonus Plan (CBP)
– Annual target opportunities – Payout from 0-150% of target

Provides an annual cash incentive opportunity, with payout that varies based on performance versus pre-established goals at the enterprise, business unit, and individual levels.

Metrics and goals are intended to tie payouts to short-term business strategy.

Since the company has gone through a transformation, the CBP was redesigned for 2014.

1/3 Enterprise Results

      – Net income

1/3 Business Unit Results

      – Profitability, cost control, and safety

1/3 Individual Results

Among ongoing NEOs, CBP payments
averaged 116.8% of target (detail provided
below). For one retiring NEO, payment was
100% of target.

Long-term Incentives (LTI)
Performance Share Units (PSUs) (50%) – Payout from 0-200% of target Restricted Stock (50%)	Encourages sustained performance to achieve targeted shareholder returns, with an emphasis on outperformance compared to peers. Supports long-term retention of top talent.	At-risk based three-year TSR performance compared to peers. PSU performance periods have not yet ended. No increase in grant date value of 2013 LTI awards from 2012 levels.

Pay Mix. The majority of NEO pay is variable pay (i.e., compensation other than base salary). For 2013, 78% to 89% of target total direct compensation of our CEO and other NEOs was variable. This directly ties their pay to our company’s performance, both retrospectively and prospectively, including financial results, strategic initiatives, and stock performance.

Pay vs. Performance Alignment (Realizable Compensation).  A comparison of realizable pay to target pay (grant date opportunity) and TSR illustrates how performance outcomes have impacted pay over time. The graph below shows the average realizable pay of the CEO for each of the three-year periods ending December 31, 2011, 2012 and 2013, and the correlation with the indexed TSR of Hess common stock. As shown below, realizable CEO compensation is sensitive to TSR, indicating alignment with our stockholders.

(1)	Grant date opportunity reflects the average of salary, target cash bonus, and fair market value of equity awards, as reported in the Grants of Plan Based Awards Table, for each respective year.

(2)

Realizable pay reflects the average of salary, cash bonus, and the intrinsic value of stock options, the market value of restricted stock, and market value of PSUs based on 2012 and 2013 performance, in each case awarded in each of these three-year periods. Stock options, restricted stock, and PSUs are valued at year-end 2011, 2012 and 2013 closing prices of Hess common stock.

(3)

For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2013 Summary Compensation Table on page 42. The amount reported as realizable compensation differs substantially from the amounts reported as total compensation in the 2011-13 Summary Compensation Tables and are not a substitute for those amounts.

2013 Say on Pay Vote and Changes for 2014

At our 2013 Annual Stockholders Meeting, approximately 70% of votes cast (76% including shares that were cast “FOR” but were received after closing of the polls) supported Hess’ executive compensation program. These results were below the level that we deem satisfactory. Following our stockholders’ 2013 advisory Say on Pay vote, we undertook a multi-pronged effort to review our executive compensation programs, which included an enhanced outreach program with our institutional stockholders.

•

Our CEO and other members of senior management, often accompanied by our non-executive Chairman, conducted a broad outreach effort which included nearly 150 institutional stockholders representing – in the aggregate – over 50% of our outstanding shares. The purpose of this outreach was to discuss and solicit stockholder views on our strategic plan, corporate governance and other matters of concern, including executive compensation.

•

In addition, in January 2014 legal and human resource executives conducted a focused outreach to several of our top institutional stockholders representing – in the aggregate – about 22% of our outstanding shares. The purpose of this outreach was to discuss recent and contemplated changes in executive compensation as we transition to a pure play E&P company, and to solicit feedback.

Senior management and the committee analyzed and discussed what we learned in this review process. Based upon this feedback and in connection with our transformation to a pure-play E&P company, we have made changes to our executive compensation program for 2014 outlined below.

Feedback We Received	Changes We’ve Made For 2014
Compensation Philosophy
Prefer a market median target pay position, for commensurate performance.

We target total direct compensation (base / cash bonus / long-term incentives) within a competitive range of market median. Sustained performance may be recognized in individual pay components, and pay may vary above or below target based on performance outcomes.

Cash Bonus Plan

Increase the weighting of enterprise results and consider reducing weighting of individual performance in NEO payment determinations.

(2013 weighting: 1/3 enterprise, 1/3 business unit, and 1/3 individual)

Redesigned CBP for 2014, with funding based on enterprise results. Payout can range from 0 to 175% of target based on attainment of enterprise metrics. A multiplier can adjust the bonus down to zero or up 25% (capped at 200%) based on individual performance results vs. pre-defined individual goals. This results in an increased weighting on formulaic enterprise results, and a decreased weighting on individual results.

Incorporate performance metrics that reflect go-forward strategy – and operational success – as a pure play company, that are less influenced by change in commodity prices.

Certain investors were particularly interested in including a return on capital-based metric.

(current enterprise performance metric is net income)

2014 CBP includes six enterprise-wide performance metrics – with pre-defined threshold, target, and maximum performance goals – that will indicate operational success:

    –Safety

    –Proved reserve additions

    –Production

    –Controllable operated cash costs

    –E&P Capital and exploratory spend

    –Cash return on capital employed

Increase transparency of annual CEO compensation decisions relating to individual performance.

Implemented a new CEO performance assessment framework. Success will be measured against pre-defined goals. The 2015 proxy statement will discuss individual performance in the context of this framework.

Long Term Incentives
Some investors do not view restricted stock as performance-based LTI.

Increased the performance-based component of LTI from 50% to 80% in value. For 2014 LTI awards, we changed the LTI award value mix from 50% performance share units (PSUs) and 50% restricted stock to 60% PSUs, 20% stock options, and 20% restricted stock.

For 2014 PSUs, we increased the relative performance required for target and maximum payout: target from 53rd to 55th percentile and maximum from 80th to 91st percentile.

Peer Group
Reconsider peer group composition, given change in strategy and size of Hess after transformation to a pure play E&P company.

Modified our peer group for 2014.

–  Median peer revenue now $14.6 billion (vs. $24.5 billion), and median market capitalization now $25.1 billion (vs. $76.7 billion)

–  Focused composition on pure play E&P companies and removed large integrated companies

The impact of the changes outlined above will be reflected in the 2014 summary compensation table reported in our 2015 proxy statement. These changes will not be reflected in this year’s summary compensation table because many of the decisions related to fiscal 2013 compensation reported in this proxy statement were made before our 2013 advisory vote on executive compensation occurred and before this extensive stockholder outreach and pay program review effort was conducted.

Process for Determining Compensation and Role of Compensation Consultants

The committee has exclusive authority for approving the compensation of the CEO and the other NEOs. Human resources management, acting under the supervision of the CEO, develops compensation recommendations for all officers and employees, including the NEOs, in accordance with the compensation philosophy and policies more fully described elsewhere in this CD&A.

To assist in its review of the compensation recommendations, in 2013 the committee directly engaged the firm Pay Governance LLC (“Pay Governance”) as its independent compensation consultant. In January 2014, the committee determined to change its advisor and engaged the firm Semler Brossy Consulting Group LLC (“Semler Brossy”) as its independent compensation consultant. Both Pay Governance and Semler Brossy reported exclusively to the committee, which has sole authority to engage, dismiss and approve the terms of engagement of its consultant. During 2013, Pay Governance did not provide any additional services to the company. While Semler Brossy was principally retained to advise on 2014 compensation decisions, their consultants also provided advice on cash bonus payments that were made in 2014 related to fiscal 2013 performance. The committee assessed the independence of Pay Governance and Semler Brossy pursuant to SEC and NYSE rules and concluded that no conflict of interest exists.

The compensation consultant’s principal responsibility is to advise the committee on compensation recommendations for the NEOs, as well as on general matters relating to executive compensation strategy and programs. Although the consultant interacts with senior executives in our human resources, finance and legal departments, and with senior management in developing compensation recommendations, the consultant meets privately with the committee when advising on compensation levels for the CEO and the other NEOs. Final decisions on compensation for these individuals are made solely by the committee.

Compensation recommendations are reviewed annually by the committee, usually at a March meeting. The CEO meets with the committee and the compensation consultant to discuss performance objectives and review compensation recommendations for executive officers directly reporting to him, including the other NEOs. Thereafter, the committee meets privately with the independent compensation consultant to review the compensation recommendations. The committee then determines compensation for the CEO and other NEOs, taking into account the advice of the independent compensation consultant and in accordance with the compensation objectives and policies described in this compensation discussion and analysis.

In addition, during 2013 management retained Compensation Advisory Partners LLC (“CAP”) as its executive compensation consultant to advise management on general matters related to executive compensation strategy and program design. CAP also worked with management to enhance the framework used for individual performance evaluation.

In accordance with its charter, the corporate governance and nominating committee periodically reviews and determines appropriate levels of compensation for directors. To assist in conducting this review and making these determinations, this committee has in the past engaged a consultant, Mercer Human Resources Consulting (“Mercer”), to compile comparative data and make recommendations. Mercer did not provide any data or advice to the committee during 2013.

Total Compensation – Objectives, Philosophy, and Key Practices

Objectives. The objective of our executive compensation programs is to attract and retain talented executives and motivate them to achieve our business goals through a combination of cash and stock-based compensation. The principal elements of an executive’s total compensation consist of:

•	base salary,

•	cash bonus, and

•	long-term incentives.

We also review other elements of compensation, including retirement benefits, life insurance, savings, health and welfare plans and other benefits offered to employees generally in order to evaluate the entire compensation package offered to executives.

Total Direct Compensation Philosophy. Generally, our objective is to deliver competitive total direct compensation, consisting of cash salary, cash bonus and long-term equity compensation, if specified corporate and business unit performance metrics and individual performance objectives are met.

During 2013, we considered competitive total direct compensation to be at or above that paid to executive officers performing similar functions at a majority of companies in our peer group. Going forward, overall, we intend to target 2014 total direct compensation for our NEOs within a competitive range of market median, with the opportunity for sustained performance to be recognized in individual pay components. Pay may vary above or below target based on actual performance outcomes. Variations in total direct compensation among the NEOs reflect differences in competitive pay for their respective positions as well as the size and complexity of the business units or functions they oversee, the performance of those business units or functions, and individual performance.

Key Compensation Practices. Key executive compensation practices are summarized below. We believe these practices promote alignment with the interests of our stockholders.

What We Do
✓	Directly link pay to performance outcomes, operational results and stockholder returns
✓	Engage in ongoing dialogue with stockholders to incorporate feedback into our compensation programs
✓	Target total direct compensation (base / cash bonus / long-term incentives) within a competitive range of market median
✓	Use a structured approach to CEO performance evaluation and related compensation decisions
✓	Maintain a cap on CEO incentive compensation payments
✓	Emphasize a culture of safety (a weighted metric in the bonus program for all employees)
✓	Have stringent stock ownership guidelines for NEOs
✓	Design compensation plans with provisions to mitigate undue risk
✓	Maintain a compensation clawback policy, which includes recoupment and forfeiture provisions
✓	Have an anti-hedging policy and an anti-pledging policy for all executives
✓	Review share utilization annually
✓	Limit perquisites to executives
✓	Offer executives the same health and welfare benefit and savings programs as other salaried employees
✓	Devote significant time to management succession and leadership development efforts
✓	Include criteria in incentive compensation plans to maximize tax deductibility
✓	Utilize an independent compensation consultant

What We Don’t Do
x	No employment contract for CEO
x	No payment of dividends or dividend equivalents on unearned restricted shares or PSUs
x	No excise tax gross-ups in change-in-control agreements beginning in 2010
x	No re-pricing of underwater stock options without stockholder approval
x	No excessive severance or change in control benefits

2013 Total Direct Compensation

We structure total direct compensation to the NEOs so that the majority of this compensation is delivered in the form of equity awards in order to provide incentives to work toward the growth of long-term profitability that will enhance stockholder returns. We also structure NEOs’ cash compensation so that a significant portion is at risk under the company’s CBP, payable based on corporate, business unit and individual performance. In the following sections, we further detail each component of total direct compensation.

Base Salary.  We review base salaries annually, but we do not necessarily award salary increases each year. In determining base salary levels for executive officers, the committee considers the following qualitative and quantitative factors: job level and responsibilities, relevant experience, individual performance, recent corporate and business unit performance, internal equity, and our objective of paying competitive total direct compensation if performance is met.

From time to time base salaries may be adjusted other than as a result of an annual review, in order to address competitive pressures or in connection with a promotion. In March 2013, the committee decided not to increase Mr. Hess’ salary for the fifth consecutive year. The committee approved limited salary increases for the other NEOs.

Name	Salary
	2012	2013	% Increase 2012-2013
Hess, John B CEO	$1,500,000	$1,500,000	0.0%
Hill, Gregory P President & COO of Exploration and Production	$975,000	$1,000,000	2.6%
Walker, F. Borden EVP & President, Marketing and Refining	$950,000	$965,000	1.6%
Goodell, Timothy B SVP & General Counsel	$725,000	$750,000	3.4%
Rielly, John P SVP & Chief Financial Officer	$750,000	$775,000	3.3%
		Average:	2.2%

Annual Cash Bonus.    We establish a cash bonus target for each executive officer based upon his or her position within the company, responsibility and competitive cash bonus opportunity for similar positions in other companies. Actual payouts may range from 0% to 150% of the target cash bonus opportunity based on actual performance outcomes.

Name	2013 Cash Bonus Opportunity ($)
	Minimum (0% of target)	Target (100% of target)	Maximum (150% of target)
Hess, John B CEO	$0	$3,250,000 (217% of salary)	$4,875,000
Hill, Gregory P President & COO of Exploration and Production	$0	$950,000 (95% of salary)	$1,425,000
Walker, F. Borden EVP & President, Marketing and Refining	$0	$800,000 (83% of salary)	$1,200,000
Goodell, Timothy B SVP & General Counsel	$0	$700,000 (93% of salary)	$1,050,000
Rielly, John P SVP & Chief Financial Officer	$0	$500,000 (65% of salary)	$750,000

In March 2014, the committee decided to reduce Mr. Hess’ cash bonus target for 2014 from 217% to 150% of salary – from $3.25 to $2.25 million – and correspondingly increase the value of his target LTI award for 2015 by $1 million, so that more of Mr. Hess’ total direct compensation will be at risk based on the company’s long-term performance.

2013 CBP Design.    The annual CBP for executive officers, including the NEOs, is based on metrics aligned with the company’s business strategy using an equal weighting of corporate, business unit and individual performance metrics.

(2/3) Based on formulaic result	• (1/3) corporate performance metric – Net income • (1/3) specified business unit metrics

(1/3) Based on assessment of performance vs. pre-established goals	• (1/3) individual performance goals

CBP weightings link two-thirds of the bonus to formulaic measures of business performance and one-third of the bonus to an assessment of individual performance against goals set at the beginning of the year. Payouts may range from 0% to 150% of the target bonus, depending upon the percent of attainment of the corporate and business unit performance measures and, with respect to the individual performance component, depending upon the committee’s determination of the percent of attainment of the individual performance measures. Payouts to the NEOs for corporate and business unit performance are shown in column (g), and payouts for individual performance are included in column (d), of the Summary Compensation Table.

Illustration of 2013 CBP Design

(Business Unit Performance Reflects E&P)

(1)	Represents individual metrics established for each executive officer.

(2)

Based on performance objectives established in the beginning of the fiscal year using a 5-point scale (1 = did not meet expectations, 2 = met most expectations, 3 = met expectations, 4 = exceeded expectations, 5 = significantly exceeded expectations).

Actual Cash Bonus Awards.  The following table shows actual performance as a percent of target based on the 2013 results and the weighting applied to these results for each component of the bonus, and the actual cash bonus award for each ongoing NEO. The following pages explain how the payouts on each component were determined.

Name (1)	2013 Target Cash Bonus Opportunity	X 2013 Actual Performance as % of Target			= Combined	2013 Actual Cash Bonus Award
		+ [Company	+ Business Unit	+ Individual]
Hess, John B CEO	$3,250,000	96.9%	113.4%	140%	116.8%(3)	$3,794,917
Hill, Gregory P President and COO of Exploration and Production	$950,000	96.9%	113.4%	140%	116.8%(3)	$1,109,283
Goodell, Timothy B SVP & General Counsel	$700,000	96.9%	113.4%	140%	116.8%(3)	$817,367
Rielly, John P SVP & Chief Financial Officer	$500,000	96.9%	113.4%	140%	116.8%(3)	$783,833 (2)

(1)	Former Executive. Mr. Walker retired from Hess effective January 1, 2014. The committee determined to fix Mr. Walker’s total 2013 bonus payment at 100% of target, or $800,000.

(2)

Additional Bonus Payment. This amount involves a payout of $583,833 in accordance with the 2013 CBP and an additional cash bonus of $200,000. The committee decided to provide this additional bonus payment to Mr. Rielly, in recognition of his work and leadership with respect to asset divestitures, as well as increased responsibilities assumed during 2013.

(3)	Reflects rounding. Actual amount on which awards were calculated was 116.7667%.

Determination of Corporate and Business Unit Performance Metrics.  The specific targeted levels of corporate and business unit performance to be attained are established with the intention of motivating superior financial and operating performance compared with that of our peers and are described on page 33.

Our 2013 corporate performance metric was net income before after-tax interest expense and items affecting comparability of income between periods. The amount attained for 2013 was calculated as shown below:

Performance Metric	2013 (millions of dollars)	Source
Net Income Attributable to Hess Corporation	5,052	Page 48 of 2013 Form 10-K
Minus: Items of Income Affecting Comparability Between Periods, After Taxes	(3,160)	Page 24 of 2013 Form 10-K (first table)
Plus: After-tax Interest Expense	255	Page 30 of 2013 Form 10-K
Adjustment for Impact of Civil Unrest in Libya on Production*	25
Adjustment for Timing of Asset Sales (earlier than anticipated exit) Related to Strategic Transformation*	90

2013 Corporate Performance Amount	2,262

(*)

Reflects variation from 2013 budgeted income from Libya, Russia and downstream businesses. Budget was prepared and target set on assumption that Libyan production would remain onstream for all of 2013 and that operations in Russia would not be sold before year-end 2013, and prior to announcement of the company’s strategic plan to exit all downstream businesses.

Exploration and Production business unit metrics for 2013 are shown in the table on page 33.

2013 Weightings.  The following table details the weighting of each metric for our four ongoing NEOs. The weighting assigned to the E&P business unit is aligned with each NEO’s responsibility.

CBP Performance Weightings
Measurement	2013 Metric	2013 Weighting by Metric
Company Performance	Corporate Net Income[1]	33.4%
Exploration & Production Performance	Discovered Commercial Resources (MMBOE)	6.7%
	Production (MBOEPD)	6.7%
	Controllable Operated Cash Costs ($MM)	6.7%
	Capital and Exploratory Spend ($MM)	6.7%
	Leadership Site Visits	1.7%
	Contractor Performance Management	1.6%
	Timely High Potential (HiPo) Actions Closure	1.6%
	Process Safety Health Checks	1.6%
Individual	Varies; Refer to Discussion on Page 34	33.3%
TOTAL		100%

(1)	Refer to the table on page 32 for the calculation of the Corporate Net Income amount for 2013.

2013 Metrics.  The following table details our 2013 metrics and actual results for NEOs.

Measurement	2013 Metric	Rationale for Use	2013 Threshold /Target/ Maximum	2013 Result
Company Performance	Corporate Net Income[1] ($MM)	• Key measure of Company performance • Linked to stockholder returns	$1,700 /$2,300/ $2,900	$2,262
Exploration & Production Performance	Discovered Commercial Resources (MMboe)	• Provides resources for future growth	100 /150/ 200	117
	Production[2] (Mboe/d)	• Primary output of E&P investments • Results in sales to customers	377 /392/ 407	381
	Controllable Operated Cash Costs ($MM)	• Management of business expenses to maximize profitability	$2,770 /$2,700/ $2,570	$2,414
	Capital and Exploratory Spend ($MM)[2]	• Maximize effective use of E&P investments	$6,700 /$6,600/ $6,400	$6,203
	Leadership Site Visits	• Demonstrates leadership commitment to safety performance	80% /90%/ 100%	98%
	Contractor Performance Management	• Engages external contractors and aligns their performance with Hess’ safety expectations	80% /90%/ 100%	95%
	Timely HiPo Actions Closure	• Management of corrective and preventive actions associated with High Potential (HiPo) Severity Incidents	85% /90%/ 95%	93%
	Process Safety Health Checks	• Establish current state of process safety management • Reduce major process risks	90% /95%/ 100%	100%
Individual	Objectives set at beginning of year	• Permits ability to establish annual goals that are specific to an individual	Refer to Discussion on Page 34

(1)	For the corporate goal, threshold was set at 74% of target and maximum was set at 126% of target. Refer to the table on page 32 for the calculation of the Corporate Net Income amount for 2013.

(2)

Adjusted for impact of civil unrest in Libya and for timing of asset sales (earlier than anticipated exit) related to strategic transformation. Actual production in 2013 was 336 Mboe/d. Actual E&P capital and exploratory spend was $6,151MM.

Assessment of Individual Performance.  Normally, we assess individual performance based on goals set at the beginning of each year, specific to each NEO. Following year-end, achievement of these pre-defined individual goals is assessed. The CEO conducts performance reviews for the other NEOs and makes compensation recommendations to the committee based on these reviews, with the committee making the final determination. The committee reviews the CEO’s attainment of his individual performance objectives. This individual performance assessment for each NEO influences the individual performance component of his or her annual cash bonus payout, and can also influence the grant-date value of LTI compensation and base salary adjustments for the subsequent year. The target LTI value for any NEO can be adjusted down to zero or increased by up to 25%, aligned with the result of each individual performance assessment.

For 2013, in order to further focus NEOs on achievement of the strategic plan, the committee determined to base the individual component of the CBP on shared goals for all the NEOs – how successfully the strategic plan was executed during 2013. Detail regarding the factors that were considered as part of this performance assessment is reflected below. The company’s progress in achieving these goals is highlighted in the table on page 24.

Goals

Strategic Initiatives
• Become Focused Pure Play E&P Company • Exit Downstream • Maximize Hess Asset Sales Proceeds • Increase Current Returns to Stockholders • Strengthen Financial Flexibility

Committee Assessment – Performance vs. Goals

Exceeded Expectations

Given the significant transformational objectives set for 2013, and in view of the substantial accomplishments against these objectives, the committee determined that the individual component of the 2013 CBP would pay out at 140% of target for all ongoing NEOs. For Mr. Walker, who retired from Hess effective January 1, 2014, the committee determined to fix his total 2013 bonus payment at 100% of target. The committee also decided to pay Mr. Rielly a bonus of $200,000 in addition to a $583,833 payout pursuant to the 2013 CBP, in recognition of his work and leadership with respect to asset divestures, as well as increased responsibilities he assumed in 2013.

LTI Program Structure.  The company believes that LTI compensation is an important incentive and retention tool. Therefore, it is the largest portion of each executive officer’s total compensation package. For the past two years, the committee has awarded 50% in value of LTI shares in the form of performance share units (PSUs) and 50% in the form of restricted stock. Payout of PSUs is dependent on the company’s relative TSR compared with that of our peer companies, identified below, over a three-year period. In addition, our TSR must be positive during the three-year performance period for payout to exceed target, even if Hess outperforms peers.

For 2014 LTI awards, we modified our approach for NEOs by decreasing the weighting on time-based restricted stock, increasing the weighting on PSUs, and re-introducing stock options. This change increased the performance-based component of our LTI awards from 50% to 80% in value, which the committee believed would further reinforce the alignment of interests of our senior-most management and stockholders.

2013		2014
LTI Vehicle	Weighting	LTI Vehicle	Weighting
PSUs	50%	PSUs	60%
Stock Options	0%	Stock Options	20%
Restricted Stock	50%	Restricted Stock	20%
50% Performance-contingent LTI		80% Performance-contingent LTI

In making this change, the committee also considered stockholder feedback, the typical time horizons of investment decisions for Hess’ business and industry, the current performance metric for PSUs, and market practice. During our recent extensive shareholder outreach, described above, we listened to our shareholders. We learned that an emphasis on performance-based LTI is preferred. While, in general, restricted stock is not viewed as performance-based, investors understood and supported its use for NEOs in moderation. Some investors noted their support for the use of stock options with NEOs, and that they view stock options as performance-based LTI.

Re-introduction of stock options, which remain exercisable for 10 years, was also supported by Hess’ capital intensive industry, where the time horizon for investment decisions often extends over a number of years. Stock options, which only provide value upon absolute stock price appreciation, also reinforce a balance between relative and absolute stock price performance goals, given PSU payout is primarily based on relative TSR.

Finally, the LTI mix change for 2014 is further supported by competitive practice. The most common LTI mix for 2012 grants among 2014 peers is three vehicles: long-term performance plan (stock or cash-based), stock options, and restricted stock/units. This aligns with Hess’ 2014 approach for LTI awards. Moreover, approximately 75% of current peers use stock options as part of their LTI program, and over 75% of companies in both the 2013 peer group (n=15) and the 2014 peer group (n=11) reported using performance shares/units in 2012. Of these companies (in both peer groups), all but three reported using relative TSR for at least one performance metric, making relative TSR by far the most common performance metric used among peers in a long-term performance plan. This aligns with Hess’ 2012, 2013, and 2014 approach to PSU awards. However, our relative TSR payout schedule requires a higher level of performance to receive a target payment than a majority of peers. Among peers that reported their relative TSR payout schedule, a majority pay target when relative TSR equals median performance; as described below, our PSU awards require greater than median performance to receive a target payout.

As Hess has been undergoing a strategic transformation, the committee determined it was appropriate to re-evaluate our peer group to provide an increased focus on pure play E&P companies and to consider Hess’ size after transformation to a pure play E&P company. As described in greater detail below, there are fewer companies in the 2014 peer group than the 2013 peer group (11 vs. 15 companies). This resulted in a change to the relative TSR payout matrix for our PSU awards granted in early 2014. The first chart below reflects the payout matrix for our 2012 and 2013 PSU awards, and the second chart below reflects the revised payout matrix for 2014 PSU awards. For 2014 PSU awards, the new payout matrix increased the level of relative performance required for target and maximum payout, with target payout increasing from the 53rd to 55th percentile and maximum payout from 80th to 91st percentile. In addition, as described above, no matter the payout these relative performance matrices may imply, payout may not exceed target if our TSR during the performance measurement period is not positive.

Prior to implementing the design used for the 2012 PSU awards, the committee requested that its independent consultant at the time, Pay Governance, back-test what payouts would have been over the past 10 years assuming this design (matrix) had been in place. The compensation consultant reported that actual payouts would have been below target for 6 of the 10 years, and above target for the other 4 years. The average payout over the 10 year period would have been 106% of target, and ranged from 0% to 200% of target.

Timing of LTI Awards.  Awards of restricted stock and payouts of cash bonuses to the NEOs are made in early March after our financial statements have been audited by our independent public accountants, as required by our performance incentive plan for senior officers approved by stockholders in 2011. However, the committee retains discretion to vary the timing of awards as it deems appropriate. LTI awards to newly-hired employees and special merit awards to existing employees are made on the date of the next regularly scheduled Board meeting following commencement of employment or the date management recommends a special award. Option exercise prices are set at the closing market price on the date of grant and the option may not be repriced or adjusted, except to reflect customary anti-dilution adjustments, such as for a stock split or stock dividend. The committee has never opportunistically selected grant dates to achieve more favorable option exercise prices, nor have options ever been repriced to increase the value of an award.

Terms of LTI Awards.  Restricted stock awards and PSUs, if earned, generally vest 100% three years from the date of grant and stock options vest ratably over a three-year period, generally subject to continued employment, and remain exercisable until 10 years after the date of grant. We believe these vesting periods promote retention and are consistent with market practices.

Shares of restricted stock are issued and outstanding from the date of grant, but are held in escrow until the vesting date. Restricted shares are therefore entitled to dividends if and when paid on shares of common stock. Dividends accrued on shares of restricted stock, together with interest on these dividends at short-term market rates, are paid upon vesting. To the extent earned, performance shares will be paid in shares of Hess common stock which will vest and be issued following the end of the performance period. Dividend equivalents for the performance period will only be paid out on earned shares after the performance period.

Value of LTI Awards.  Historically, we structured LTI awards to deliver value through a mix of restricted stock and stock options, with approximately one-half of the value delivered in the form of restricted stock and one-half in the form of stock options, based on grant date valuations. We believed this approach balanced the goals of retention and motivating performance and also reflected our desired level of annual share utilization. However, for 2012 and 2013 awards, the committee determined to eliminate stock option awards and instead make annual awards one-half in the form of PSUs and one-half in the form of restricted stock. Annual grant levels depend on the company’s performance as well as comparative market data. We aim to provide long-term awards such that together with cash compensation, total direct compensation is within a competitive range of market median with that of our peers if specified performance criteria and individual performance objectives are met. The committee bases individual award levels on comparative market data for the executive’s position, award levels of comparably-situated executives, and an assessment of individual potential and performance. In making awards to any individual, the committee does not consider his or her gains made, or failure to achieve gains, on prior restricted stock or option awards.

2013 LTI Awards.  In 2013, the committee granted PSUs and restricted stock in an aggregate amount of approximately 1.47 million shares to 758 eligible participants. These awards, including those shown for the NEOs in the summary compensation table, were made in early 2013, and reflect 2012, not 2013, performance, with additional prospective performance requirements for the PSUs. The restricted stock and PSU awards to the NEOs and others in 2013 were consistent with the company’s objectives for long-term compensation discussed previously. There was no increase in grant date values of restricted stock and PSUs for the NEOs in 2013 from 2012 levels.

Peer Group

In order to ensure that our compensation and benefit programs are competitive within our industry, the committee reviews data from a comparative group of oil and gas companies. For 2013, we used a peer group consisting of 15 companies, primarily E&P companies but also including certain large integrated companies as Hess competes with these companies in its E&P business and in recruiting and retaining talent. We revised our peer group, as shown below, to better reflect Hess’ size and business strategy after transformation to a pure play E&P company.

2013 Peer Group – 15 Companies FY 2013 Revenue: Hess – $22.3B ($11.9B E&P Unit), Peer Median – $24.5B 12/31/13 Market Cap: Hess – $27B, Peer Median – $76.7B
Anadarko Petroleum Corporation	Devon Energy Corporation	Occidental Petroleum Corporation
Apache Corporation	EOG Resources, Inc.	Royal Dutch Shell plc
BP plc	Exxon Mobil Corporation	Statoil ASA
Chevron Corporation	Marathon Oil Corporation	Talisman Energy Inc.
ConocoPhillips	Murphy Oil Corporation	Total S.A.

2014 Peer Group – 11 Companies FY 2013 Revenue: Hess – $22.3B ($11.9B E&P Segment), Peer Median – $14.6B 12/31/13 Market Cap: Hess – $27B, Peer Median – $25.1B
Anadarko Petroleum Corporation	Devon Energy Corporation	Noble Energy, Inc.
Apache Corporation	EOG Resources, Inc.	Occidental Petroleum Corporation
Chesapeake Energy Corporation	Marathon Oil Corporation	Talisman Energy Inc.
ConocoPhillips	Murphy Oil Corporation

Note: From time to time, the Committee will continue to review data from large integrated oil companies for reference purposes only.

Additional Information

Other Benefits.  We have adopted certain broad-based employee benefits plans in which executive officers are permitted to participate on the same terms as other eligible employees of the company, subject to applicable limits imposed on contributions and benefits under applicable law. We believe it is necessary to maintain these plans to remain competitive with the overall compensation packages offered by other companies in the oil and gas industry. Our objective is that the value of these benefits be competitive with that offered by companies in our peer group. We consider the value of benefits to an employee of the company to be competitive if the value approximates that of employees in comparable positions at a majority of our peer companies. In addition to group life insurance and health and welfare plans, we have a savings plan under which participants can elect to invest (subject to contribution limits imposed by law) up to 25% of pre-tax salary in a variety of funds, one of which invests in our common stock, and the company provides matching contributions up to approximately 8% of pre-tax salary for each participant, which are invested at the discretion of the participant.

Pension Benefits.  As explained later in this proxy statement, we have a qualified defined benefit pension plan, and a non-qualified supplemental plan (the restoration plan referred to in the Pension Benefits table) that provides only the benefits that would otherwise be paid to participants under the qualified pension plan but for limitations imposed by the Internal Revenue Code. As previously disclosed, prior to 2010 the committee granted additional years of credited service under our pension restoration plan to Messrs. Hill, Walker and Rielly as part of the compensation packages necessary to recruit them. In 2009, the committee gave Mr. Hill credit for 10 years of service with his prior employer, upon completion of five years of service with the company. Mr. Hill, worked for over 25 years with Royal Dutch Shell plc and its affiliates, most recently in senior executive positions. This agreement was intended to compensate Mr. Hill for the difference between the pension benefits he would have received from his prior employer had he retired from his prior employment at age 60 and the pension benefits he would have received, absent such credited service, under the company’s pension plans for his retirement at the same age. The additional years of service for Messrs. Walker and Rielly are equal to their service with their prior employers and their supplemental benefits are offset by their pension benefits from their prior employers. Messrs. Walker and Rielly had more than 19 and 16 years of experience with Mobil Oil Corporation and Ernst & Young, LLP, respectively. Each of these executives had successful careers at their prior employers and would have continued to accrue years of service under the pension plans of their prior employers. Again, the committee believed that awards of credited service were necessary to compensate these executives for the loss of pension benefits and to induce them to join the company.

Perquisites.  The company did not provide perquisites or personal benefits valued at $10,000 or more to any NEOs in 2013.

Management Stock Ownership Guidelines.  In order to further align the interests of management and stockholders, we maintain stock ownership guidelines for executive officers. The guidelines require that each executive officer attain a specified level of ownership of shares of the company’s common stock equal in value to a multiple of the officer’s base salary within five years of the later of the date of adoption of the guidelines and the officer’s first election to his or her office:

Role	Requirement (multiple of base salary)
Chief Executive Officer	6.0x
Executive Vice Presidents	4.0x
Senior Vice Presidents	3.0x
Vice Presidents	1.0x

Our NEOs maintain significant ownership in Hess stock. As of the end of 2013, each of the NEOs had attained their required level of ownership. Mr. Hess, our CEO, currently beneficially owns approximately 11% of our outstanding shares, and among the other NEOs, on average, ownership exceeds 10x base salary. This reflects significant alignment between our NEOs and our stockholders. Currently, shares owned outright by an executive, restricted stock and stock held in an executive’s savings plan account are counted for purposes of determining stock ownership levels. Stock options, however, are not counted.

Anti-hedging and Anti-pledging Policies.  We do not permit directors or executive officers to trade in equity derivative instruments in order to hedge the economic risks of holding the company’s stock. The purpose of these guidelines is to align the interests, including the economic risk of ownership, of directors, management and stockholders. In addition, we do not permit our executives to pledge shares of company stock in which they have a financial interest.

Accounting and Tax Treatment.  The Compensation and Management Development committee considers the tax and accounting implications of compensation program design, but they are not the only factors considered. In some cases, other important considerations outweigh tax or accounting considerations.

Shares of restricted stock are issued and outstanding from the date of grant, but are held in escrow until the vesting date. Restricted shares are therefore entitled to dividends if and when paid on shares of common stock. Dividends accrued on shares of restricted stock, together with interest on these dividends at short-term market rates, are paid upon vesting. To the extent earned, performance shares will be paid in shares of Hess common stock which will vest and be issued following the end of the performance period. Dividend equivalents for the performance period will only be paid out on earned shares after the performance period. For accounting purposes, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Compensation — Stock Compensation (“ASC 718”) the expense associated with a restricted stock award is the fair value of the award on the date of grant and this expense is amortized over the vesting period. Expense associated with a stock option award is the grant date fair value determined using a Black-Scholes valuation model, and this expense is also amortized over its vesting period, also in accordance with ASC 718. Expense associated with a PSU award is the fair market value of the award on the date of grant and this expense is also amortized over the vesting period in accordance with ASC 718.

Generally, we deduct compensation expense on our federal corporate income tax return. However, Section 162(m) of the Internal Revenue Code disallows deductions by corporations for certain non-performance based compensation expense to the CEO and the three other most highly paid executive officers, other than the chief financial officer in excess of $1 million in any year. In 2006, stockholders approved and in 2011 reapproved a performance incentive plan for senior officers designed to permit the company to award deductible compensation in the form of restricted stock and cash bonuses. The plan limits awards of incentive cash compensation and restricted and deferred stock granted in any year to each participant to 1%, and to all participants in the aggregate to 5%, of adjusted net cash flow from operations for the prior year minus a specified amount of not less than $1,750 million. The plan is not intended to increase award levels beyond those that the Committee would otherwise approve consistent with its compensation policies described previously. Participants in the plan include the NEOs and any other senior officers that the committee may designate. For 2013, the aggregate value of cash bonus and restricted stock awards for each of the NEOs was substantially less than the maximum amount permitted for each of those individuals. The committee exercises discretion to award aggregate amounts of cash bonus and restricted stock less than that amount for each of the NEOs consistent with its policies as previously explained. In addition, compensation paid in respect of PSUs awarded under the company’s LTI plan (last approved by stockholders in 2012), the payout of which is based on the relative TSR of the company versus its peer group, is designed to be exempt from the deduction limitation of Section 162(m). Cash salary in excess of $1 million to any NEO in any year is not exempt from that limitation, and therefore is not deductible. The committee reserves the right to establish compensation levels for executive officers that may exceed the limits on tax deductibility or not satisfy the performance-based award exception under Section 162(m), and therefore would not be deductible. We believe it is important for the committee to retain discretion to pay types and amounts of compensation even if it is not deductible, as it deems appropriate.

Recoupment (“Clawback”) Policy.  If the company were required to prepare an accounting restatement due to the material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer are required by law to reimburse the company for (i) any bonus or other incentive-based or equity-based compensation received by that person from the company during the 12-month period following the first public issuance or filing of the financial document embodying such financial reporting requirement; and (ii) any profits realized from the sale of securities during that 12-month period. In addition, in the event of any such misconduct by an officer or employee that results in material noncompliance with financial reporting requirements, we reserve the right to take all appropriate action to remedy the misconduct, discipline such officer or employee and prevent its recurrence, including (i) termination of employment of such officer or employee and forfeiture of outstanding equity awards, (ii) commencing an action for breach of fiduciary duty, and/or (iii) seeking reimbursement of any compensation paid in excess of that which would have been paid in the absence of such noncompliance, either by legal action or by offsetting other amounts owed by the company to such officer or employee to the extent permissible.

Post-employment Compensation

Retirement – Mr. Walker.  As noted above, Mr. Walker’s employment with the company ended effective January 1, 2014, upon his retirement. During 2013, he served as Executive Vice President & President, Marketing and Refining. The committee determined to fix Mr. Walker’s total 2013 cash bonus payment at 100% of target ($800,000). In connection with his retirement, the committee also agreed to make a cash payment of $2,333,429 representing the value of the pro-rata portion of his unvested restricted stock based on the number of days elapsed in the vesting periods as of the date of his retirement. His unvested PSUs and stock options were forfeited.

Change in Control Agreements.  As explained in greater detail later in this proxy statement, we have change in control agreements with certain executives, including the NEOs, that provide for a lump sum cash payment equal to a multiple of the executive’s compensation, as well as other benefits, if (1) there is a change in control, as defined in the agreements, and (2) the executive is actually or constructively terminated within 24 months following a change in control. In view of continuing consolidation within the oil and gas industry, we believe these agreements are necessary to remain competitive with the overall compensation packages afforded by companies in our peer group. We also believe these agreements work to provide security to our executives, many of whom would have key roles in negotiating and implementing a potential change in control transaction, and motivate them to act in the best long-term interests of all stockholders. However, the committee decided in 2010 to eliminate “golden parachute” excise tax gross-up provisions from any such agreements entered into in the future.

Compensation Committee Report

The compensation and management development committee of the board of directors of the company has reviewed and discussed the Compensation Discussion and Analysis section with management, and based on this review and discussion, the compensation and management development committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this proxy statement and incorporated by reference into the 2013 annual report on Form 10-K.

Robert N. Wilson, Chairman

John Krenicki, Jr.

Dr. Risa Lavizzo-Mourey

David McManus

James H. Quigley

Dr. Mark R. Williams

Summary Compensation Table

The following table sets forth information regarding compensation paid or accrued for the last three fiscal years to the CEO, the chief financial officer and the three other most highly compensated executive officers, for services in all capacities to the company and its subsidiaries.

Name & Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Hess, John B	2013	1,500,000	1,516,667	8,511,308	—	2,278,250	2,327,085	20,349	16,153,659
Chief Executive Officer	2012	1,500,000	—	8,514,673	—	—	3,106,643	19,950	13,141,266
	2011	1,500,000	1,307,583	4,219,584	4,280,375	1,942,417	4,210,185	14,700	17,474,844

Hill, Gregory P	2013	1,000,000	443,333	3,504,678	—	665,950	189,621	20,349	5,823,931
President & COO of	2012	975,000	—	3,506,131	—	582,983	817,745	19,950	5,901,809
Exploration and Production	2011	940,000	373,883	1,737,526	1,762,432	536,117	857,097	14,700	6,221,755

Walker, F. Borden (6)	2013	965,000	296,800	2,503,316	—	503,200	1,135,057	20,349	5,423,722
Executive Vice President & President,	2012	950,000	—	2,504,340	—	490,933	1,377,597	19,950	5,342,820
Marketing & Refining	2011	935,000	230,200	1,241,452	1,258,759	584,800	1,723,973	14,700	5,988,884

Goodell, Timothy B.	2013	750,000	326,667	2,002,724	—	490,700	255,118	20,349	3,845,558
Senior Vice President &	2012	725,000	—	2,003,444	—	429,567	348,230	19,950	3,526,191
General Counsel	2011	700,000	281,633	992,993	1,006,922	418,367	322,128	14,700	3,736,743

Rielly, John P	2013	775,000	433,333	2,002,724	—	350,500	(145,012)	20,349	3,436,894
Senior Vice President &	2012	750,000	—	2,003,444	—	306,833	876,670	19,950	3,956,897
Chief Financial Officer	2011	725,000	126,167	992,993	1,006,922	298,833	918,719	14,700	4,083,334

(1)

The amounts shown in column (d) represent the individual performance component of the cash bonuses and the amounts shown in column (g) represent the components of the cash bonuses relating to the attainment of corporate and business unit performance metrics, paid to the named executive officers under our CBP, as discussed more fully in Compensation Discussion and Analysis. Amounts shown in column (d) for Mr. Rielly include $233,333 in respect of the individual performance component of the CBP and an additional bonus of $200,000 in recognition of his work and leadership with respect to asset divestures, as well as the increased responsibilities he assumed in 2013. Mr. Hess did not receive the non-discretionary portion of his bonus in respect of 2012 that would otherwise have been shown in column (g).

(2)

Consists of the aggregate grant date fair value of performance share units and restricted stock for 2013 and 2012 and only restricted stock for 2011 computed in accordance with ASC 718. A discussion of the valuation assumptions is in Note 13, Share-Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013.

(3)

Consists of the aggregate grant date fair value of stock options granted in 2011 computed in accordance with ASC 718. A discussion of the valuation assumptions is in Note 13, Share-Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013. No option awards were granted to NEOs in 2012 or 2013.

(4)

Consists of the aggregate change in 2013 in actuarial present value of the accumulated benefits of the named executive officers under the company’s pension plan. The lower change in value in 2013 as compared to 2012 is primarily due to increased interest rate assumptions for all named executive officers and, for Mr. Hill and Mr. Rielly, the discounting impact of a longer time horizon to retirement age. The amount for Mr. Walker includes aggregate earnings on his Nonqualified Deferred Compensation Plan.

(5)	Consists of matching contributions by the company credited to the named executive officers under the company’s employees’ savings plan.

(6)	Mr. Walker retired effective January 1, 2014.

Grants of Plan-Based Awards

On March 6, 2013, the compensation and management development committee established target bonuses and approved awards of performance shares and restricted stock to the NEOs. The following table sets forth information concerning possible payouts under the annual CBP and possible payouts under the performance share program made under the incentive plan for 2013 and individual grants of restricted stock made under the incentive plan for 2013 to each of the NEOs:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock & Option Awards (3) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Hess, John B	Performance Shares	06-Mar-13				23,515	47,029	94,058		5,243,263
	Restricted Stock	06-Mar-13							47,029	3,268,045
	Cash Bonus Plan	06-Mar-13	1,083,333	2,166,667	3,250,000

Hill, Gregory P	Performance Shares	06-Mar-13				9,683	19,365	38,730		2,159,004
	Restricted Stock	06-Mar-13							19,365	1,345,674
	Cash Bonus Plan	06-Mar-13	316,667	633,333	950,000

Walker, F. Borden	Performance Shares	06-Mar-13				6,916	13,832	27,664		1,542,130
	Restricted Stock	06-Mar-13							13,832	961,186
	Cash Bonus Plan	06-Mar-13	266,667	533,333	800,000

Goodell, Timothy B	Performance Shares	06-Mar-13				5,533	11,066	22,132		1,233,748
	Restricted Stock	06-Mar-13							11,066	768,976
	Cash Bonus Plan	06-Mar-13	233,333	466,667	700,000

Rielly, John P	Performance Shares	06-Mar-13				5,533	11,066	22,132		1,233,748
	Restricted Stock	06-Mar-13							11,066	768,976
	Cash Bonus Plan	06-Mar-13	166,667	333,333	500,000

(1)

The amount shown in columns (d), (e) and (f) above represent the threshold, target and maximum payouts for the components of the 2013 cash bonuses relating to the attainment of corporate and business unit performance metrics. The actual amounts paid for 2013 relating to these components are shown in column (g) of the Summary Compensation Table and footnote (1) thereto.

(2)

Relates to PSU awards issued under the 2008 LTIP. Actual payout of shares earned will range from zero to 200 percent of the units granted and will occur following the three-year performance period ending December 31, 2015. “Target” is the number of PSUs awarded in 2013. “Threshold” represents the lowest possible payout if a payout is made (50 percent of the units granted).

(3)

No option awards were granted in 2013. The grant date fair value of restricted stock awards is determined by multiplying the number of shares of stock awarded as shown in column (j) by the closing price of the company’s common stock on the date of grant. A discussion of the valuation assumptions is in Note 13, Share-Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013. The grant date fair value of PSUs granted is determined by multiplying the number of units granted as shown in column (h) by the fair value of the award as determined by a Monte Carlo valuation model ($111.49).

The PSUs shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards” table vest, to the extent earned, following the three-year performance cycle applicable to such performance shares based on the relative performance of the company’s TSR over the performance cycle compared with that of fifteen peer companies in the company’s peer group on page 38. Payouts range from 0% to 200% of the target award based on the company’s TSR ranking within the peer group. If a participant’s employment with the company terminates prior to the regularly scheduled vesting date by reason of the participant’s death, permanent total disability or normal retirement and, at the time of such termination due to normal retirement, the participant has completed at least five years of continuous service with the company, the participant will be entitled to receive the same payment, if any (without pro-ration), in respect of the PSUs as would have been payable, and at the time and subject to the same conditions, had the participant’s employment continued until such vesting date. If the participant’s employment with the company terminates prior to the regularly scheduled vesting date by reason of the participant’s early retirement, and at the time of such termination, the participant has completed at least five years of continuous service with the company, the committee, in its sole discretion, may (but is not obligated to) determine that the participant will be entitled to receive the same payment, if any, in respect of the performance shares as would have been payable, and at the same time and subject to the same conditions, had the participant’s employment continued until such vesting date, provided that such payment will be pro-rated based on the number of calendar days of the performance cycle elapsed through the date of such early retirement. If the participant’s employment with the company terminates prior to the vesting date for any reason other than the participant’s death, permanent total disability or normal or early retirement, all of the performance shares and the participant’s rights with respect thereto will be immediately forfeited.

The shares of restricted stock shown in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table vest on the third anniversary of the grant date, except that they may vest earlier upon retirement, death, disability or a change in control (with proportional vesting of restricted stock in the case of early retirement at the discretion of the committee) and dividends on the shares are accrued and held in escrow until the vesting date, at which time they are paid with interest at short-term market rates (the dividends are forfeited if the shares of restricted stock are forfeited).

Non-equity incentive plan awards are discussed in the “Compensation Discussion and Analysis” under the heading “Annual Cash Bonus.”

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards held by the NEOs at the end of the last fiscal year. The market value of shares of unvested restricted stock shown in column (g) is determined by multiplying the number of shares shown in column (f) by the closing price of the company’s common stock at the end of the last fiscal year.

					Stock Awards
Name (a)	Option Awards				Restricted Stock			Performance Share Units
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7) (g)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)(8) (h)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(9) (i)
Hess, John B	288,000	—	$49.55	01-Feb-16	158,597	(3)	13,163,551	217,334	18,038,722
	255,000	—	$53.20	07-Feb-17
	186,000	—	$81.85	06-Feb-18
	225,450	—	$56.43	04-Feb-19
	208,890	—	$60.07	03-Feb-20
	100,620	50,310(1)	$83.88	02-Feb-21
Hill, Gregory P	12,125	—	$56.43	04-Feb-19	65,306	(4)	5,420,398	89,492	7,427,836
	37,305	—	$60.07	03-Feb-20
	41,430	20,715(1)	$83.88	02-Feb-21
Walker, F. Borden	75,000	—	$24.14	02-Jun-14	46,651	(5)	3,872,033	63,922	5,305,526
	112,500	—	$29.96	02-Feb-15
	90,000	—	$49.55	01-Feb-16
	75,000	—	$53.20	07-Feb-17
	54,000	—	$81.85	06-Feb-18
	65,550	—	$56.43	04-Feb-19
	62,175	—	$60.07	03-Feb-20
	29,590	14,795(1)	$83.88	02-Feb-21
Goodell, Timothy B	66,000	—	$56.43	04-Feb-19	37,319	(6)	3,097,477	51,138	4,244,454
	49,740	—	$60.07	03-Feb-20
	23,670	11,835(1)	$83.88	02-Feb-21
Rielly, John P	63,000	—	$49.55	01-Feb-16	37,319	(6)	3,097,477	51,138	4,244,454
	57,000	—	$53.20	07-Feb-17
	45,000	—	$81.85	06-Feb-18
	54,600	—	$56.43	04-Feb-19
	49,740	—	$60.07	03-Feb-20
	23,670	11,835(1)	$83.88	02-Feb-21

(1)	Options became vested and exercisable on February 2, 2014.

(2)

Options may become exercisable earlier in full upon death, disability, normal retirement or a change in control. At the discretion of the compensation and management development committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the calendar days elapsed in the vesting period up to the early retirement date. The options remain exercisable until the tenth anniversary of the date of grant, except in cases of termination of employment for reasons other than death, disability or normal retirement, in which case options remain exercisable only for specified periods. If a grantee’s employment terminates (other than by reason of death, disability or retirement) before these options become exercisable, they will be forfeited.

(3)	Shares of restricted stock vest provided the named executive officer continues to be employed as follows: 49,930 on March 2, 2014, 61,638 on March 7, 2015 and 47,029 on March 6, 2016.

(4)	Shares of restricted stock vest provided the named executive officer continues to be employed as follows: 20,560 on March 2, 2014, 25,381 on March 7, 2015 and 19,365 on March 6, 2016.

(5)	Shares of restricted stock vest provided the named executive officer continues to be employed as follows: 14,690 on March 2, 2014, 18,129 on March 7, 2015 and 13,832 on March 6, 2016.

(6)

Shares of restricted stock vest provided the named executive officer continues to be employed as follows: 11,750 on March 2, 2014, 14,503 on March 7, 2015 and 11,066 on March 6, 2016. Mr. Walker retired on January 1, 2014 and these shares will not vest.

(7)	Market Value of restricted stock based on the closing price of $83.00 on December 31, 2013.

(8)

Performance share units based on achieving maximum performance goals. Actual payout of shares earned will range from zero to 200 percent of the units granted and will occur following the three-year performance periods ending December 31, 2014 and December 31, 2015.

(9)

Value of performance share units reflects maximum performance level based on the closing price of $83.00 on December 31, 2013 as required by SEC disclosure requirements. Performance attained as of December 31, 2013 was at maximum, but actual payments at vesting could be lower based on final performance results.

Option Exercises and Stock Vested

The following table sets forth information as to the NEOs regarding the exercise of stock options and the vesting of restricted stock under the incentive plan during the last fiscal year:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
Hess, John B	—	—	69,630	4,793,329
Hill, Gregory P	—	2,544,972	24,870	1,712,051
Walker, F. Borden	—	—	20,725	1,426,709
Goodell, Timothy B	—	—	16,580	1,141,367
Rielly, John P	—	3,644,189	16,580	1,141,367

(1)

Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock by the closing market value of the underlying share of $68.84 on the vesting date of March 4, 2013.

Pension Benefits

The following table sets forth information as to the NEOs regarding payments or other benefits at, following or in connection with retirement:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Hess, John B	Employees’ Pension Plan	36.58	1,810,282		—
	Restoration Plan	36.58	44,729,184		—
Hill, Gregory P	Employees’ Pension Plan	5.00	180,027		—
	Restoration Plan	15.00	5,320,156	(1)	—
Walker, F. Borden	Employees’ Pension Plan	17.50	856,722		—
	Restoration Plan	36.50	14,254,302	(2)	—
Goodell, Timothy B	Employees’ Pension Plan	5.00	186,424		—
	Restoration Plan	5.00	1,190,996		—
Rielly, John P	Employees’ Pension Plan	12.75	419,434		—
	Restoration Plan	29.25	5,458,723	(3)	—

(1)	Credited years of service include 10 years for service with prior employer. Additional years of credited service result in an increase of $3,688,656 under the restoration plan.

(2)

Credited years of service include 19 years for service with prior employer. Benefits shown are net amounts offset by amounts due from prior employer. Additional years of credited service result in an increase of $7,496,421 under the restoration plan.

(3)

Credited years of service include 16.5 years for service with prior employer. Benefits shown are net amounts offset by amounts due from prior employer. Additional years of credited service result in an increase of $3,277,896 under the restoration plan.

We maintain an employees’ pension plan, a qualified defined benefit plan under the Internal Revenue Code, and a non-qualified supplemental plan, called the pension restoration plan, that provides benefits that would otherwise be payable to participants under the employees’ pension plan but for limitations imposed by the Internal Revenue Code, with certain modifications discussed below. Employees participate after one year of service in the employees’ pension plan and vest in a retirement benefit after five years of service. Annual retirement benefits for a participant at normal retirement age are determined by multiplying 1.6% of the participant’s final average compensation by his or her years of service and are then reduced by an offset for social security benefits. Under the employees’ pension plan, final average compensation is the average of any three years of highest annual compensation (consisting of salary and cash bonus as shown in columns (c), (d) and (g) of the Summary Compensation Table) paid to the participant during the 10 years immediately preceding his or her retirement date. Under the restoration plan, final average compensation is the average of any three years of highest annual salary (as shown in column (c) of the Summary Compensation Table) plus the average of any three years of highest cash bonus (as shown in columns (d) and (g) of the Summary Compensation Table) paid to the participant during the 10 years immediately preceding his or her retirement date.

Normal retirement under the plans means retirement at age 65, but a participant retiring from active service is entitled to an unreduced benefit at age 60. A participant may elect early retirement if the participant is at least 55 years old and has 10 years of service. Messrs. Hess and Walker were the only NEOs eligible for early retirement under the employees’ pension plan and restoration plan at December 31, 2013. Mr. Walker retired from the company effective January 1, 2014. The company awarded credited service for prior employment under the restoration plan for Messrs. Hill, Walker and Rielly for the reasons discussed in “Compensation Discussion and Analysis”. Under both plans, retirement benefits paid upon early retirement from active service at the age of 55 are reduced by 25% of the retirement benefit otherwise payable, with proportionately lower reductions for early retirement between ages 55 and 60. Early retirement reductions are greater if employment terminates prior to age 55. Retirement benefits under the employees’ pension plan are payable as a straight life annuity or in other forms of annuities actuarially equivalent to a straight life annuity. Retirement benefits under the restoration plan are payable as a lump sum 6 months after retirement. A participant’s right to payment under the restoration plan constitutes a general unsecured claim against the company.

The valuation method and material assumptions used in quantifying the present value of the accumulated benefit shown in the table are explained in Note 15, Retirement Plans, to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013. Retirement benefits payable to Messrs. Walker and Rielly under the restoration plan are offset by retirement benefits payable by their prior employers.

Nonqualified Deferred Compensation

Nonqualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions($)	Aggregate Balance at Last FYE ($)
Hess, John B	—	—	—	—	—
Hill, Gregory P	—	—	—	—	—
Walker, F. Borden	—	—	290,798	—	2,586,279
Goodell, Timothy B	—	—	—	—	—
Rielly, John P	—	—	—	—	—

We maintain a deferred compensation plan for certain highly-paid employees selected by us as eligible to participate under which a participant may elect in advance of any year to defer payment of up to 50% of salary and 100% of cash bonus payable for that year to a date no earlier than three years from the date of election, except that payments may be made earlier in the case of termination, death, disability, retirement or a change of control. Amounts deferred are deemed invested in investment vehicles identical to those offered under our qualified employees’ savings and stock bonus plan as the participant elects, except that the deferred compensation plan does not offer a fund for investing in the company’s stock, and earnings thereon are payable together with the deferred compensation. Payments may be made in a lump sum or in annual installments over a five year period, as the participant elects. The right of any participant to receive a payment constitutes a general unsecured claim against the company.

Employment Agreements and Termination Agreements

We have no employment agreements with our NEOs other than agreements relating to credited service discussed under “Pension Benefits” and change of control agreements discussed under “Potential Payments upon Termination or Change in Control” and the initial terms of employment described below for Mr. Hill.

Under the terms of employment negotiated with Mr. Hill upon joining the company in 2009, the company agreed that if the company terminates Mr. Hill’s employment without cause, he will be entitled to severance benefits equal to two times his annual base salary and target bonus for the year in which the termination occurs. The company also agreed to award credited service to Mr. Hill under the company’s pension restoration plan for the reasons described under “Compensation Discussion and Analysis”, provided Mr. Hill remains employed by the company for five years.

In connection with his retirement for the Company effective January 1, 2014, the Company agreed to make a cash payment of $2,333,429 to Mr. Walker equal to the value of a pro rata portion of his unvested restricted stock based on the number of calendar days elapsed in the vesting periods as of the date of this retirement.

Potential Payments upon Termination or Change in Control

Termination

In the event any of the NEOs’ employment terminated at the end of the last fiscal year, the officer would be entitled to the officer’s accumulated retirement benefits in accordance with the provisions of our retirement plans as described under “Pension Benefits” on page 45. Retirement benefits under the employees’ pension plan are payable solely in the form of an annuity. Retirement benefits under the restoration plan are payable only in the form of a lump sum.

In addition, because Messrs. Hess and Walker were eligible for early retirement under the employees’ pension plan at December 31, 2013, a pro rata portion of their unvested equity awards would become vested at the discretion of the compensation and management development committee based on the number of calendar days elapsed in the applicable vesting period and they would be entitled to exercise all vested stock options until the option expiration date shown in the “Outstanding Equity Awards at Fiscal Year-End” table on page 44.

Each NEO other than Messrs. Hess and Walker would also be entitled to exercise the stock options shown in the “Option Awards — Exercisable” column of the “Outstanding Equity Awards at Fiscal Year-End” table on page 44 for a period of 60 days from the date of termination. If any of the NEOs’ employment terminated due to death or disability (i) stock options in the “Option Awards — Unexercisable” column of the “Outstanding Equity Awards at Fiscal Year-End” table would have become fully exercisable, (ii) all stock options in the “Option Awards” columns of that table would remain exercisable until the option expiration date shown in the table, and (iii) all restricted stock awards listed in that table would have become fully vested. See that table for the market value of the unvested shares of restricted stock at the end of the last fiscal year.

In the event the company had terminated the employment of Mr. Hill without cause at the end of the last fiscal year, Mr. Hill would have been entitled to receive a cash severance payment of $3,900,000.

Change in Control

Equity Awards.    In the event of a change in control of the company, pursuant to the incentive plan, all unexercisable stock options and all nonvested shares of restricted stock awarded to the NEOs would immediately become fully exercisable and vested. In the event of change of control, PSUs will be paid out with respect to a pro-rated portion of PSUs awarded representing the number of days lapsed in the performance cycle through the date immediately prior to the change in control based on the company’s TSR and TSR ranking through such date and will be paid at target with respect to a pro-rata portion of the PSUs representing the number of days lapsed from the change in control through the end of the performance cycle. See the “Outstanding Equity Awards at Fiscal Year-End” table on page 44 for the number of unexercisable options and unvested shares of restricted stock held by each NEO at the end of the last fiscal year. The NEOs would also be able to exercise the stock options shown in the “Option Awards — Exercisable” column of that table.

For purposes of the incentive plan, “change in control” means (i) acquisition by a person or group of 20% or more of the company’s common stock or voting securities, (ii) the persons serving as directors of the company as of the effective date of the 2008 Incentive Plan, and those replacements or additions subsequently approved by a majority vote of the board, ceasing to make up at least a majority of the board; (iii) consummation (or, for awards made prior to February 1, 2010, stockholder approval) of a reorganization, merger or consolidation in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity, or (iv) consummation (or, for awards made prior to February 1, 2010, stockholder approval) of a liquidation, dissolution or sale of all or substantially all of the company’s assets in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity.

Severance Payments.    The company has entered into change in control termination benefit agreements with the NEOs and certain other officers of the company. These agreements provide for lump sum cash payments equal to a multiple of an executive’s annual compensation if within 24 months following a change in control the employment of the executive is terminated by the executive for good reason or by the company without cause. For these purposes, annual compensation consists of the executive’s base pay at the date of his termination or immediately before the change in control, whichever is higher, plus the greater of his or her target bonus for the year in which the change in control occurs or the highest bonus earned in the three fiscal years preceding the change in control. The multiple of annual compensation received is three times for Messrs. Hess and Walker and two times for Messrs. Hill, Goodell and Rielly and all other officers with whom such agreements were made.

In addition, the executive is entitled to receive a pro rata portion of his or her target bonus for the fiscal year in which termination occurs, and continuation of medical, dental and other welfare benefits. The benefits continuation period is 36 months following termination for Messrs. Hess and Walker and 24 months following termination for the other NEOs and all other officers with whom such agreements were entered into. The agreements provide for immediate vesting of retirement benefits upon termination, deemed age and service credit in determining retirement benefits for the number of years equal to the severance multiple, and deemed compensation in determining retirement benefits equal to the salary and bonus taken into account in determining the lump sum severance payment. The NEOs are also entitled to a “gross-up” payment from the company for any excise tax imposed by the Internal Revenue Code on “excess parachute payments” resulting from a change in control. However, the compensation and management development committee decided in 2010 to eliminate tax gross up provisions in any change in control termination benefit agreements to be entered into thereafter.

Potential Change in Control Payments and Benefits.    Set forth below is the total estimated value, assuming that a change in control occurred on December 31, 2013 and the employment of each NEO terminated on that date under circumstances entitling them to severance payments and benefits under the change in control termination benefit agreements, as well as the value of their unvested equity awards as of December 31, 2013.

Named Executive Officer	Cash Severance Payment ($)	Stock Options ($)	Restricted Stock ($)	Performance Share Units ($)(1)	Welfare Benefits ($)	Outplacement Benefits ($)	Additional Pension Benefits ($)(2)	Excise Tax Gross-Up ($)	Total ($)
Hess, John B	15,750,000	—	13,163,551	13,731,133	51,244	30,000	4,012,552	—	46,738,480
Hill, Gregory P	4,150,000	—	5,420,398	5,654,098	24,205	30,000	1,392,700	7,866,136	24,537,537
Walker, F. Borden	5,670,000	—	3,872,033	4,038,586	51,244	30,000	1,921,046	—	15,582,909
Goodell, Timothy B	3,100,000	—	3,097,477	3,230,886	39,046	30,000	746,982	4,037,081	14,281,472
Rielly, John P	2,550,000	—	3,097,477	3,230,886	4,154	30,000	872,129	—	9,784,646

(1)

Value of performance share units reflects maximum performance level based on the closing price of $83.00 on December 31, 2013 as required by SEC disclosure requirements. Performance attained as of December 31, 2013 was at maximum, but actual payments at vesting could be lower based on final performance results.

(2)

Each NEO would also be entitled to his accumulated retirement benefits in accordance with the provisions of the employees’ pension plan and pension restoration plan described under “Pension Benefits” on page 45.

The amounts in the table above were calculated: assuming a change in control occurred on December 31, 2013; using the closing price of our common stock on December 31, 2013 (the last trading day of our fiscal year) of $83.00 per share; using the intrinsic value of stock options (i.e., the result of multiplying the number of unvested options by the difference between the December 31, 2013 closing price of our common stock and the exercise price) and for the purpose of determining any potential excise tax gross-up (i) assuming each of the NEOs is subject to the maximum federal and state income tax rates, (ii) using the applicable federal rates for December 2013 to calculate the present values of accelerated payments and (iii) assuming that the five-year period for determining the average total compensation of each NEO (i.e., the base amount under the golden parachute rules) ended on December 31, 2012.

The definition of “change in control” under the termination benefits agreements is substantially similar to the definition of change in control in the incentive plan, except that (i) the change in a majority of board of directors must occur within a 24-month period, (ii) the applicable event for reorganization, merger or consolidation is consummation rather than stockholder approval, and (iii) the exception for reorganization, merger, consolidation, liquidation, dissolution and asset sale is 60% rather than 51%.

For purposes of these agreements, “good reason” is defined as a failure to maintain the executive in the office or position held immediately prior to the change in control (or a substantially equivalent position), the removal of the executive as a director if the executive was a director immediately prior to the change in control, a material adverse change in the nature or scope of the executive’s authorities, responsibilities or duties, a reduction in base salary or target annual bonus, termination of the ability of the executive to participate in the company’s welfare benefit plans or retirement plans as in effect immediately prior to the change in control or a material reduction in the scope or value of those welfare or retirement benefits, a relocation of the executive’s principal work location of more than 30 miles from the executive’s location immediately prior to the change in control, or an increase in the executive’s required business travel of more than 20% (based on days in any calendar quarter or year) than required in any of the three full years immediately prior to the change in control. “Cause” for purposes of these agreements is defined as conviction of a felony, gross and willful misconduct by the executive in performing the executive’s duties, or willful and continued failure of the executive to substantially perform the executive’s duties after written demand.

Compensation and Risk

The company performed a risk assessment to determine whether the amount and composition of compensation for the company’s employees and the design of compensation programs may create incentives for excessive risk-taking by its employees. The results of this risk assessment were reviewed with and approved by the company’s chief risk officer.

The risk assessment placed particular emphasis on identifying employees who have both significant compensation risk in the variability of their compensation and also the ability to expose the company to significant business risk. The company concluded that for the substantial majority of its employees, their compensation risk and their ability to take business risks is low, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout, and they do not have the authority to take action on behalf of the company that could expose the company to significant business risks. The company focused on the compensation programs for its senior executives, as these are the employees whose actions may expose the company to significant business risk. The company reviewed the cash and equity incentive programs for these executives and concluded that the following factors tend to mitigate the likelihood of excessive risk taking:

•

the compensation mix for these executives is designed to deliver a substantial portion of compensation in the form of long-term equity awards, and in the case of senior executives, such awards constitute the majority of their compensation;

•	payouts on annual cash bonuses are capped, reducing the incentive to take excessive risk for short-term gains;

•

LTI awards are made at the discretion of the compensation and management development committee with the goal of creating incentives for these employees to work for growth in the long-term profitability of the company;

•	the compensation and management development committee has the discretion to reduce the discretionary portion of cash bonuses as well as LTI awards as it deems appropriate;

•

senior executives are subject to stock ownership guidelines requiring them to hold specified levels of the company’s stock during the term of their employment, the economic risk of which may not be hedged by equity derivative instruments, in order to align their interests with the long-term interests of all stockholders;

•	certain compensation of the chief executive officer and chief financial officer may be subject to recoupment in certain circumstances involving misconduct;

•	compliance with the company’s code of business conduct and ethics is considered in compensation determinations;

•	the company has an environmental, health and safety function which oversees and monitors compliance in these areas for the company;

•	the company’s variable compensation programs include a variety of environmental, health and safety performance metrics; and

•

the compensation and management development committee continually monitors the company’s compensation programs and practices to assure that they appropriately balance the interests of employees and stockholders.

Employees engaged in certain trading activities have compensation risk higher than that of the overall employee population in that a part of their compensation is linked to the profitability of these activities. However, the company concluded the business risk to the company from these activities is not significant because:

•	these trading activities do not constitute a material portion of the overall business of the company;

•

these activities are subject to risk controls to limit excessive risk-taking, such as volume and value-at-risk limits that are monitored and enforced on a daily basis by the company’s chief risk officer; and

•	these trading activities will be divested in 2014.

For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF

THE NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010 and pursuant to Section 14A of the Exchange Act, an advisory vote on the frequency of stockholder votes on executive compensation was conducted in connection with the 2011 annual meeting of stockholders. At that meeting our stockholders agreed, and the board subsequently approved, that the advisory vote on executive compensation be held on an annual basis.

Accordingly, and pursuant to Section 14A of the Exchange Act, we are asking stockholders for an advisory approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives stockholders an opportunity to approve, reject or abstain from voting with respect to our overall fiscal 2013 executive compensation programs and policies and the compensation paid to our named executive officers. Unless the board determines otherwise, the next such vote will be held at the company’s 2015 annual meeting of stockholders.

Please read the Compensation Discussion and Analysis section beginning on page 23 for additional details about our executive compensation program, including information about the fiscal year 2013 compensation of our named executive officers, our outreach to stockholders following last year’s “say on pay” vote and the enhancements made to our 2014 compensation to further align pay and performance.

This proposal allows our stockholders to express their opinions regarding the decisions of the compensation and management development committee on the prior year’s annual compensation to the named executive officers. Because your vote on this proposal is advisory, it will not affect, limit or augment existing compensation or awards or be binding on the company, the board or the compensation and management development committee. However, the board and the committee will carefully consider the voting results on this proposal in future decisions on executive compensation. Your advisory vote will serve as an additional tool to guide the board and the compensation and management development committee in continuing to improve the alignment of the company’s executive compensation programs with the long-term interests of Hess and its stockholders, and is consistent with our commitment to high standards of corporate governance.

Hess’s 2013 advisory vote on executive compensation received the approval of 70% of votes cast (76% including shares that were cast “for” but were received after closing of the polls). These results were below the level that we deem satisfactory. Following the 2013 vote, we undertook a multi-pronged effort to review our executive compensation programs, which included an enhanced outreach program with our institutional stockholders. Our CEO and other members of senior management, often accompanied by our non-executive Chairman, conducted a broad outreach effort which included nearly 150 institutional stockholders representing – in the aggregate – over 50% of our outstanding shares. In addition, in January 2014 legal and human resource executives conducted a focused outreach to several of our top institutional stockholders representing – in the aggregate – about 22% of our outstanding shares. As a result of those discussions, we have made certain compensation decisions and provided additional information in this proxy statement, as more particularly described in “2013 Say on Pay Vote and Changes for 2014” on page 26. As discussed in Compensation Discussion and Analysis above, in determining 2014 compensation and assessing our compensation policies, the compensation and management development committee and the board of directors considered the views of stockholders, including the results of the 2013 advisory vote.

For the reasons stated in the Executive Summary and elsewhere in Compensation Discussion and Analysis starting at page 23, we believe that our executive compensation program is well-designed, appropriately aligns executive pay with company performance and incentivizes management to work for the long-term growth of stockholder value.

Accordingly, the board of directors recommends that stockholders endorse our executive compensation program by voting FOR the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Adoption of the resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2014 annual meeting. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected the firm of Ernst & Young LLP as the independent registered public accountants of the company for the fiscal year ending December 31, 2014. Ernst & Young LLP has acted for the company in this capacity for many years. The board proposes that the stockholders ratify this selection at the annual meeting. Ratification of the appointment of Ernst & Young LLP as the independent registered public accountants of the company for the fiscal year ending December 31, 2014 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will be counted as present for purposes of this vote and will have the effect of a vote against the proposal.

If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent registered public accountants will be reconsidered by the audit committee.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Independent Registered Public Accountants Fee Information

Ernst & Young LLP’s fees, by category of professional service for each of the last two fiscal years, were (in thousands):

	2013	2012
Audit Fees	$9,941	$10,626
Audit-Related Fees	15,881	1,341
Tax Fees	2,584	3,059
All Other Fees	0	14

Total	$28,406	$15,040

Ernst & Young LLP audit fees include fees associated with the last annual audit, the reviews of the company’s quarterly reports on Form 10-Q, reporting on the effectiveness of internal controls over financial reporting, SEC registration statements, and statutory audits required internationally.

Ernst & Young LLP’s fees for audit-related services include pension and savings plan audits, attest services not required by statute or regulation, accounting consultations, acquisition and disposition reviews and consultations on internal accounting controls. The increase in audit-related fees in 2013 was due principally to carve-out audits required for sales of the company’s marketing and refining businesses.

Tax fees include tax compliance services and United States and international tax advice and planning.

All other fees in 2012 relate to services rendered in connection with a pension study.

As part of its responsibility for oversight of the independent registered public accountants, the audit committee has established a pre-approval policy for the provision of audit and permitted non-audit services provided by the company’s independent registered public accountants. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent registered public accountants is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually by the audit committee. Each such service and budgeted amount is thereafter updated quarterly. Any type of permitted service not previously approved by the audit committee must be specifically pre-approved before the service can be provided. For each fiscal year, the audit committee may determine appropriate ratios between categories of services and the total fees paid to the independent registered public accountants. The audit committee has delegated authority to the chairman of the audit committee to approve additional services or an increase in fees for a previously approved service in excess of the budgeted amount for that service. However, any increased fees or additional services so approved must be reported to the audit committee at its next scheduled meeting. In 2013 and 2012, all audit, audit-related, tax and other fees were pre-approved by the audit committee or the chairman of the audit committee. The audit committee has determined that the provision of all services approved in accordance with this policy is not incompatible with the independence of the independent registered public accountants.

The board of directors recommends that stockholders vote FOR the ratification of Ernst & Young LLP as independent registered public accountants.

PROPOSALS 4A AND 4B: ELIMINATION OF SUPERMAJORITY VOTING REQUIREMENTS IN THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

General

The Board of Directors has unanimously approved and is recommending that the stockholders approve amendments to the company’s Restated Certificate of Incorporation and By-Laws to amend the supermajority voting requirements. These amendments would affect different provisions of the Restated Certificate of Incorporation and By-Laws, and therefore two separate proposals are submitted: the amendments addressed by proposal 4A require the affirmative vote of the holders of at least 80% of the company’s outstanding shares to be adopted, and the amendments addressed by proposal 4B require the affirmative vote of the holders of at least two-thirds of the company’s outstanding shares to be adopted. Abstentions and broker non-votes will have the effect of a vote against these proposals. The supermajority voting requirements in the Restated Certificate of Incorporation that pertain to the company’s preferred stock are addressed separately in Proposal 5.

Background

At the 2013 Annual Meeting, approximately 68.7% of the outstanding shares (or approximately 82.2% of shares present in person or represented by proxy and entitled to vote) approved the following stockholder resolution:

“RESOLVED, Stockholders request that our board take the steps necessary so that each voting requirement in our charter and by-laws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.”

Supermajority vote requirements are designed to provide protection for all stockholders by protecting them against self-interested action by one or a few large stockholders, and to encourage a person seeking control of a company to negotiate with its board of directors to reach terms that are fair and provide the best results for all stockholders. However, as corporate governance standards have evolved, some investors and commentators now view these provisions as limiting the ability of stockholders to effectively participate in corporate governance.

The Board of Directors considered the arguments in favor of and against removing the supermajority voting requirements from the Restated Certificate of Incorporation and the By-Laws, including the views of stockholders who approved the stockholder proposal last year, and determined that it is in the best interests of the company and its stockholders to remove the supermajority voting requirements pursuant to the amendments to the Restated Certificate of Incorporation and the By-Laws presented in the following proposals 4A and 4B.

The proposed amendments would remove all supermajority voting requirements from the Restated Certificate of Incorporation and the By-Laws. Annex A to this Proxy Statement shows the changes to the relevant sections of the Restated Certificate of Incorporation and the By-laws that would result from the elimination of requirements for 80% supermajority vote if approved by stockholders, and Annex B shows the changes to the relevant section of the Restated Certificate of Incorporation that would result from the elimination of requirements for two-thirds supermajority vote if approved by stockholders. Deletions are indicated by strikeouts and additions are indicated by underlining.

The approval of Proposals 4A and 4B are independent of each other. If either or both of Proposals 4A or 4B are adopted, the Restated Certificate of Incorporation will be amended and a Certificate of Amendment will be filed with the Secretary of State of the State of Delaware, and the By-Laws will be amended and restated in their entirety, as applicable.

PROPOSAL 4A: ELIMINATION OF REQUIREMENTS FOR 80% SUPERMAJORITY VOTE IN THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

Currently, the Restated Certificate of Incorporation and the By-Laws require the affirmative vote of the holders of at least 80% of the company’s outstanding shares for the following actions:

•	The removal of directors;

•	Amendments to certain sections of the By-Laws; and

•	Amendments to certain sections of the Restated Certificate of Incorporation.

The company proposes to reduce the vote required for each of the above actions from 80% of the outstanding shares to a majority of the outstanding shares by amending Article Fourth, Section 9 of the By-Laws and Sections 5, 7 and 8 of Article Fifth of the Restated Certificate of Incorporation. The text of the company’s proposed amendments to the Restated Certificate of Incorporation and the By-Laws under this proposal 4A is attached to this Proxy Statement as Annex A.

The affirmative vote of the holders of at least 80% of the outstanding shares of the company’s outstanding shares will be required for approval of Proposal 4A. As a result, an abstention or failure to vote with regard to this proposal will have the same effect as a vote against it. If approved, the Certificate of Amendment to the Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware, which the company intends to do promptly following the Annual Meeting.

The board of directors recommends that stockholders vote FOR Proposal 4A.

PROPOSAL 4B: ELIMINATION OF REQUIREMENTS FOR TWO-THIRDS SUPERMAJORITY VOTE IN THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION

Currently, the Restated Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the company’s outstanding shares for the following actions:

•	The sale, lease or exchange of all or substantially all of the company’s assets; and

•	The approval of certain business combinations with stockholders owning 20% or more of the company’s outstanding voting stock.

The company proposes to reduce the vote required to approve the sale, lease or exchange of all or substantially all of the company’s assets from two-thirds of the outstanding shares to a simple majority of outstanding shares by amending Article Seventh of the Restated Certificate of Incorporation.

With respect to the vote required for the approval of certain business combinations with significant stockholders, the company proposes to delete Article Ninth in its entirety and to re-number Article Tenth accordingly. Article Ninth requires two-thirds of the disinterested stockholders to approve certain business combinations with any stockholder owning 20% or more of the company’s outstanding voting stock unless certain fair price requirements are met. Following the deletion of Article Ninth, the company will continue to be subject to 8 Del. C. § 203, Delaware’s statutory business combination freezeout provision. The text of the company’s proposed changes to the Restated Certificate of Incorporation under this Proposal 4B is attached to this Proxy Statement as Annex B.

The affirmative vote of the holders of at least two-thirds of the company’s outstanding shares will be required for approval of Proposal 4B. As a result, an abstention or failure to vote with regard to this proposal will have the same effect as a vote against it. If approved, the Certificate of Amendment to the Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware, which the company intends to do promptly following the Annual Meeting.

The board of directors recommends that stockholders vote FOR Proposal 4B.

PROPOSAL 5: ELIMINATION OF PROVISIONS IN THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION CONCERNING $3.50 CUMULATIVE CONVERTIBLE PREFERRED STOCK

The Board of Directors has unanimously approved and is recommending that the stockholders approve an amendment to the company’s Restated Certificate of Incorporation to remove references to the company’s series of $3.50 Cumulative Convertible Preferred Stock. There are no shares of $3.50 Cumulative Convertible Preferred Stock currently outstanding.

The Board of Directors has determined that the amendment of our Restated Certificate of Incorporation to remove these unnecessary and outdated provisions by (i) deleting in its entirety Article Fourh, Section I, Subsection B and (ii) renumbering the subsequent sections and subsections of Article Fourth accordingly, is in the best interests of the company and its stockholders. The proposed amendment will also have the effect of removing from the Restated Certificate of Incorporation all of the supermajority voting requirements that are not addressed by Proposals 4A and 4B. The proposed amendment will not result in any change in the rights of the company’s holders of shares of common stock. The text of the company’s proposed changes to the Restated Certificate of Incorporation under this Proposal 5 is attached to this Proxy Statement as Annex C.

This Proposal 5 is submitted for stockholder approval separately from Proposals 4A and 4B. If this Proposal 5 is approved by the stockholders at the Annual Meeting, but Proposals 4A or 4B are not approved, then the Certificate of Amendment to the Restated Certificate of Incorporation submitted for filing with the Secretary of State of the State of Delaware will only contain those amendments contemplated by this Proposal 5. If all or any combination of Proposals 4A, 4B, or this Proposal 5 are approved by stockholders, then the Certificate of Amendment to the Restated Certificate of Incorporation submitted for filing with the Secretary of State of the State of Delaware will contain the amendments contemplated by each of the approved proposals.

Because no shares of the $3.50 Cumulative Convertible Preferred Stock are currently outstanding, the affirmative vote of the holders of at least a majority of the outstanding shares of the company’s common stock will be required for approval of Proposal 5. Abstentions and broker non-votes will have the effect of a vote against this proposal. If approved, the Certificate of Amendment to the Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware, which the company intends to do promptly following the Annual Meeting.

The board of directors recommends a vote FOR Proposal 5.

PROPOSAL 6: STOCKHOLDER PROPOSAL FOR A REPORT REGARDING CARBON ASSET RISK

The company has received notice from the Park Foundation, represented by As You Sow, 1611 Telegraph Avenue, Suite 1450, Oakland, CA 94612, the Connecticut Retirement Plans and Trust Funds, 55 Elm Street, Hartford, CT 06106-1773, and the Allen Hancock Revocable Living Trust, represented by the First Affirmative Financial Network, LLC, 5475 Mark Dabling Boulevard, Suite 108, Colorado Springs, Colorado 80918, each of which has continuously held more than $2,000 of the company’s common stock since November 2012, of their intention to present the following resolution for action at the annual meeting. The proponents also furnished the supporting statement immediately following the resolution. Adoption of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy. Abstentions will be counted as present for purposes of this vote and therefore will have the same effect as a vote against this stockholder proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

PROPOSAL FOR CARBON ASSET RISK REPORT

WHEREAS,

Hess Corporation is a publicly owned energy company engaged in the exploration and production of crude oil and natural gas.

In recognition of the need to address climate change and minimize global temperature rise, nearly every national government has agreed that “deep cuts in greenhouse gas emissions are required;” and that “the increase in global temperature should be below 2 degrees Celsius.”

The International Energy Agency (IEA) states that “No more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2° C goal, unless carbon capture and storage technology is widely deployed.”

To achieve a 66 percent probability of not exceeding a global temperature rise above 2° C, the Intergovernmental Panel on Climate Change estimates that approximately 987 gigatons of carbon dioxide can be emitted through 2100. The IEA states that total proven reserves of coal, oil, and natural gas, represent approximately 2,860 gigatons of potential CO2 emissions.

Several analysts indicate that companies may not be adequately accounting for or disclosing the downside risks that could result from lower-than-expected demand or prices for oil.

•	A March 2013 research paper by Citi stated that market forces could “put in a plateau for global oil demand by the end of this decade.”

•	HSBC reports that the equity valuation of oil producers could drop by 40 to 60 percent under a low emissions scenario.

Given the growing public concern about climate change, investors are concerned that actions to significantly reduce greenhouse gas emissions could reduce the value of Hess’ oil and gas reserves and/or related infrastructure before the end of their expected useful life.

Investors require additional information on how Hess is preparing for potential scenarios in which demand for oil and gas is greatly reduced due to regulation or other climate-associated drivers. Without additional disclosure, shareholders are unable to determine whether Hess is adequately managing these risks or seizing related opportunities.

RESOLVED, the shareholders request Hess to prepare a report by September 2014, omitting proprietary information and prepared at reasonable cost, on the company’s goals and plans to address global concerns regarding fossil fuels and their contribution to climate change, including analysis of long and short term financial and operational risks to the company.

SUPPORTING STATEMENT FROM STOCKHOLDER PROPONENT

We recommend the report include:

•

The risks and opportunities associated with various low-carbon scenarios, including reducing GHG emissions by 80 percent by 2050, as well as a scenario in which global oil demand declines due to evolving policy, technology, or consumer responses to address climate change;

•	Whether and how the company’s capital allocation plans account for the risks and opportunities in these scenarios;

•

How the company will manage these risks, such as reducing the carbon intensity of its assets, diversifying its business by investing in lower-carbon energy sources, or returning capital to shareholders;

•	The Board of Directors’ role in overseeing capital allocation and climate risk reduction strategies.

BOARD OF DIRECTORS STATEMENT

For the reasons discussed below the board of directors recommends a vote AGAINST the stockholder proposal.

The board has carefully considered this proposal and believes that approval of the proposed resolution is not in the best interest of the company or its stockholders. The company recognizes the importance, as both an ethical and a business responsibility, of addressing the environmental, social and business impacts of carbon emissions and climate change. To that end, the company publishes an annual sustainability report that details the company’s policies and strategy relating to corporate sustainability, including detailed discussion of the company’s policies and goals in addressing the risks and opportunities for the company presented by climate change and the changing market for energy products and services. The company’s most recent annual sustainability report for 2013 is available on the company’s website at www.hess.com. The company’s sustainability report has received an A+ rating in conformance with the GRI Sustainability Reporting Guidelines and has received numerous awards and widespread recognition for its breadth and quality. In fact, eight pages of the 2013 sustainability report are devoted to explaining the company’s climate change strategy and initiatives to implement that strategy. In addition, in order to further underscore its commitment to addressing the environmental challenges the company and the energy industry faces, in 2013 the board of directors established an environmental, health and safety subcommittee of its audit committee to focus and strengthen the board’s oversight of these matters.

Preparing an additional report on carbon asset risk like the one described by the proponents would require a significant amount of time and effort on behalf of the company in a relatively brief period of time, without providing our stockholders with commensurate value. Analysis of short-term and long-term financial and operational risks to the company based on the parameters set forth by the proponents, including the assumption that greenhouse gas emissions will be reduced by 80% by 2050, would be extremely speculative and risks confusing and misleading investors about the company’s actual performance. To the extent that drastic reductions in greenhouse gas emissions and other environmental trends become material risks to the financial and operational performance of the company, those risks will be addressed in the ordinary course through the company’s annual reports on Form 10-K and/or other public filings.

Because the company has already proactively taken the steps to disclose to its stockholders through its sustainability report its efforts to reduce its operational carbon footprint, as well as its strategy to address changes in the energy market relating to the reduction of carbon emissions and increased focus on renewable energy, the board does not believe it would be in the best interests of the company to expend significant time and corporate resources to provide the type of additional speculative analysis requested by the proponents.

For these reasons, the board urges stockholders to vote AGAINST this proposal.

OTHER MATTERS

The board of directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment. The accompanying proxy confers discretionary authority to such persons to vote on any unanticipated matters.

It is important that proxies be returned promptly. Stockholders are urged to date and sign the proxy and return it promptly in the accompanying envelope, or to vote via the internet or by calling the toll-free number as instructed on the proxy card.

By order of the Board of Directors,

George C. Barry

Secretary

New York, New York

March 27, 2014

ANNEX A

PROPOSED AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS ELIMINATING REQUIREMENTS FOR 80% SUPERMAJORITY VOTE

Text of proposed amendments to the company’s Restated Certificate of Incorporation (changes are indicated in blacklining):

1.	Amend Article FIFTH, Section 5 as follows:

Removal of Directors. Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, but only by the affirmative vote of the holders of at least ~~80%~~a majority of the combined voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class

2.	Amend Article FIFTH, Section 7 as follows:

By-Law Amendments. The Board of Directors shall have power to make, alter, amend and repeal the By-Laws (except so far as the By-Laws adopted by the Stockholders shall otherwise provide). Any By-Laws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, Sections 7 and 10 of Article III, Sections 1, 6, 8 and 9 of Article IV and Article XIV of the By-Laws shall not be altered, amended or repealed and any provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least ~~80%~~a majority of the combined voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

3.	Amend Article FIFTH, Section 8 as follows:

Amendment, Repeal, etc. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote, of the holders of at least ~~80%~~a majority of the combined voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to alter, amend adopt any provision inconsistent with or repeal this Article FIFTH or any provision hereof.

Text of proposed amendments to the company’s By-laws (changes are indicated in blacklining):

1.	Amend Article IV, Section 9 as follows:

Removal of Directors. Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, but only by the affirmative vote of the holder of at least ~~80%~~a majority of the combined voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

A-1

ANNEX B

PROPOSED AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION ELIMINATING OF REQUIREMENTS FOR TWO-THIRDS SUPERMAJORITY VOTE

Text of proposed amendments to the company’s Restated Certificate of Incorporation (changes are indicated in blacklining):

1.	Amend Article SEVENTH as follows:

A sale, lease or exchange of all or substantially all of the property and assets of the Corporation shall require the authorization thereof by the affirmative vote of the holders of ~~two-thirds~~ a majority of the stock issued and outstanding having voting power at a stockholders meeting duly called upon at least 20 days notice containing notice of the proposed sale, lease or exchange.

2.	Delete Article NINTH in its entirety:

~~NINTH: The following provisions shall apply in addition to any other affirmative vote required by law or this Restated Certificate of Incorporation.~~

~~SECTION I~~

~~CERTAIN BUSINESS COMBINATIONS~~

~~The affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock (as hereinafter defined) held by stockholders other than the Acquiring Person (as hereinafter defined) with which or by or on whose behalf, directly or indirectly, a Business Combination (as hereinafter defined) is proposed, voting as a single class, shall be required for the approval or authorization of such Business Combination. Notwithstanding the foregoing, the two-thirds voting requirement shall not be applicable if such Business Combination is approved by the Corporation’s Board of Directors prior to the Acquiring Person becoming such or if the cash or fair market value of the property, securities or other consideration to be received per share by holders of shares of each class of Voting Stock in such Business Combination as of the date of consummation thereof is an amount not less than the higher of (a) the Highest Per Share Price or the Highest Equivalent Price (as these terms are hereinafter defined) paid by such Acquiring Person in acquiring any of its holdings of Voting Stock, and (b) the Fair Market Price (as hereinafter defined) of such class of Voting Stock determined on the date the proposal for such Business Combination was first publicly announced, and such consideration shall be in the same form and of the same kind as the consideration paid by such Acquiring Person in acquiring the shares of Voting Stock already acquired by it. If the Acquiring Person has paid for shares of Voting Stock with varying forms of consideration, the form of consideration to be received by the holders of Voting Stock shall be the form used to acquire the largest number of shares of Voting Stock acquired by such Acquiring Person.~~

~~SECTION II~~

~~DEFINITIONS, ETC.~~

~~For purposes of this Article NINTH:~~

~~1.            Business Combination. The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into an Acquiring Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, in a single transaction or related series of transactions of all or any Substantial Part (as hereinafter defined) of the assets either of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary) or of a subsidiary of the Corporation to an Acquiring Person, (c) any merger or consolidation of an~~

~~Acquiring Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or other security device in a single transaction or related series of transactions, of all or any Substantial Part of the assets of an Acquiring Person to the Corporation or a subsidiary of the Corporation, (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to and Acquiring Person, (f) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of an Acquiring Person, (g) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, proposed directly or indirectly by or on behalf of an Acquiring Person, (h) any merger or consolidation of the Corporation with a subsidiary of the Corporation proposed by or on behalf of an Acquiring Person, unless the surviving or consolidated corporation, as the case may be, has a provision in its certificate of incorporation substantially identical to this Article NINTH, and (i) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination. A person who is an Acquiring Person as of (x) the time any definitive agreement relating to a Business Combination is entered into, (y) the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination, or (z) immediately prior to the consummation of a Business Combination shall be deemed an Acquiring Person for purposes of this definition.~~

~~2.            Acquiring Person. The term “Acquiring Person” shall mean, and include any individual corporation (other than the Corporation), partnership or other person or entity which, together with its Affiliates and Associates (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at March 2, 1983 (collectively and as so in effect, the “Exchange Act”)), and with any other individual, corporation (other than the Corporation), partnership or other person or entity with which it or they have any agreement, arrangement or understanding with respect to acquiring, holding, voting or disposing of Voting Stock Beneficially Owns (as defined in Rule 13d-3 of the Exchange Act) in the aggregate 20% or more of the outstanding Voting Stock of the Corporation. A person or entity, its Affiliates and Associates and all such other persons or entities with whom they have any such agreement, arrangement or understanding shall be deemed a single Acquiring Person for purposes of this Article NINTH.~~

~~3.            Substantial Part. The term “Substantial Part” shall mean an amount (equal to more than 20% of the fair market value of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.~~

~~4.            Rights to Acquire. Without limitation, any share of Voting Stock of the Corporation that any Acquiring Person has the right to acquire at any time (notwithstanding that Rule 13d-3 of the Exchange Act deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion, rights, warrants or options, or otherwise shall be deemed to be Beneficially Owned by the Acquiring Person and to be outstanding for purposes of Paragraph 2 of this Section II.~~

~~5.            Other Consideration to Be Received. For the purposes of Section 1 of this Article NINTH, the term “other consideration to be received” shall include, without limitation, Common Stock, Preferred Stock or other capital stock of the Corporation retained by its existing stockholders other than the Acquiring Person with which or by or on whose behalf, directly or indirectly, a Business Combination has been proposed or other parties to such Business Combination to the event of Business Combination in which the Corporation is the surviving corporation.~~

~~6.            Voting Stock. The term “Voting Stock” shall mean all of the outstanding shares of capital stock of the Corporation entitled to vote on each matter on which the holders of record of Common Stock of the Corporation shall be entitled to vote, and each reference to a percentage of shares of Voting Stock shall refer to such percentage of the votes entitled to be cast by such shares.~~

~~7.            Time of Acquisition. An Acquiring Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Acquiring Person became the Beneficial Owner thereof. The price paid by an Acquiring Person for such shares held by a person or entity at the time it became part of such Acquiring~~

~~Person shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by such person or entity and (b) the market price of the shares in question at the time when such person or entity became part of such Acquiring Person.~~

~~8.            Highest Per Share Price; Highest Equivalent Price. The terms “Highest Per Share Price” and “Highest Equivalent Price” as used in this Article NINTH shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest per share price that can be determined to have been paid at any time by the Acquiring Person by or on whose behalf, directly or indirectly, the Business Combination has been proposed for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean, with respect to each class and series of capital stock of the Corporation, the highest per share price equivalent of the highest price that can be determined to have been paid at any time by such Acquiring Person for any share or shares of any class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price all purchases by an Acquiring Person shall be taken into account regardless of whether the shares were purchased before or after the Acquiring Person became an Acquiring Person. Also, the Highest Per Share and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Acquiring Person with respect to the shares of capital stock of the Corporation acquired by the Acquiring Person. The Highest Per Share Price and the Highest Equivalent Price shall be appropriately adjusted to take into account stock dividends, subdivisions, combinations and reclassifications.~~

~~9.            Fair Market Price. The term “Fair Market Price” shall mean for any class of Voting Stock the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such class of Voting Stock on the Composite Tape for New York Stock Exchange-listed stocks, or, if such class of Voting Stock is not quoted on the Composite Tape on the New York Stock Exchange, or, if such class of Voting Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such class of Voting Stock is listed, or, if such class of Voting Stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such class of Voting Stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock.~~

~~SECTION III~~

~~AMENDMENT~~

~~The provisions set forth in this Article NINTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock of the Corporation at a meeting of the stockholders duly called the consideration of such amendment, alteration, change or repeal, provided, however, that if such action has been proposed directly or indirectly on behalf of an Acquiring Person, it must also be approved by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock held by the stockholders other than such Acquiring Person.~~

9.	Amend Article TENTH as follows:

~~TENTH~~NINTH: A director of the Corporation shall not be personally liable to the Corporation of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability which would otherwise exist under applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of or adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article ~~TENTH~~NINTH by the stockholder of the Corporation or in any other manner may be permitted by law shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal, modification or adoption.

ANNEX C

PROPOSED AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION ELIMINATING PROVISIONS CONCERNING $3.50 CUMULATIVE CONVERTIBLE PREFERRED STOCK

Text of proposed amendments to the company’s Restated Certificate of Incorporation (changes are indicated in blacklining):

1.	Delete Article FOURTH, Section I, Subsection B in its entirety:

~~B.            PREFERRED STOCK, $3.50 CUMULATIVE CONVERTIBLE SERIES.~~

~~There is hereby created a series of the Preferred Stock the designation, the number of shares and the terms and provisions of which (except as heretofore set forth herein) are as follows:~~

~~1.            Designation of Series and Number of Shares. This series of the Preferred Stock shall be designated “Preferred Stock, $3.50 Cumulative Convertible Series” (the $3.50 Cumulative Preferred”), to consist of 12,000,000 shares. The Board of Directors is hereby authorized by resolution, to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of the $3.50 Cumulative Preferred.~~

~~2.            Dividends. The holders of shares of the $3.50 Cumulative Preferred shall be entitled to receive cumulative dividends at the rate of $3.50 per share per annum in cash, and no more except to the extent otherwise permitted by Paragraph 7 of this Subsection B, payable quarterly on the last days of January, April, July and October in each year. Such dividends shall accrue and become cumulative, whether or not earned or declared, as to all shares of the $3.50 Cumulative Preferred issued on the date of the filing under the laws of Delaware of the Agreement and Plan of Merger dated as of January 15, 1969 between the Corporation and Hess Oil & Chemical Corporation, from June 20, 1969, and, as to each share of the $3.50 Cumulative Preferred issued thereafter, from such date as shall make the dividend rights of such share the same as the dividend rights per share of the then outstanding shares of the $3.50 Cumulative Preferred.~~

~~Except as to dividends permitted by Paragraph 7 of this Subsection B, in case dividends for any quarterly dividend period on all shares of the $3.50 Cumulative Preferred and all shares of all other series of the Preferred Stock ranking on a parity with the $3.50 Cumulative Preferred as to dividends are not paid in full, all shares of the $3.50 Cumulative Preferred and of all such other series shall participate ratably in the payment of dividends for such period in proportion to the full amounts of dividends for such period to which they are respectively entitled, provided however, that no dividend shall be paid on any such other series for any dividend period until dividends payable on the $3.50 Cumulative Preferred for all dividend periods prior to the first dividend period of any such other series shall have been paid, or declared and set apart for payment, in full.~~

~~So long as any shares of the $3.50 Cumulative Preferred are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends or make any other distribution on junior stock (being Common Stock or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) and shall not redeem (whether through the operation of a sinking fund or otherwise), purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of such junior stock, if at the time of making such declaration payment, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on, or any obligation to retire shares of the $3.50 Cumulative Preferred (provided, however, that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of such junior stock in exchange for, or out of the net proceeds from the substantially concurrent sale or other issue of, other shares of such junior stock), and the Corporation shall not redeem (whether through the operation of a sinking fund or otherwise), purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of any series of the Preferred Stock, or any other class of stock of the Corporation, ranking as to dividends on~~

~~a parity with the $3.50 Cumulative Preferred, if at the time of making such redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on, or any obligation to retire shares of the $3.50 Cumulative Preferred (provided, however, that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of such series or class in exchange for, or out of the net proceeds from the substantially concurrent sale or other issue of, other shares of such series or class).~~

~~3.            Redemption. The shares of the $3.50 Cumulative Preferred may not be, redeemed before June 20, 1974. On and after that date, such shares may be redeemed at $150 per share plus an amount equal to all accrued and unpaid dividends thereon to and including the Redemption Date.~~

~~4.            Liquidation. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and all amounts due in such event on any class or series of stock of the Corporation ranking prior to the $3.50 Cumulative Preferred upon liquidation the holders of the $3.50 Cumulative Preferred shall be entitled to receive, from the net assets of the Corporation (a) upon voluntary dissolution, liquidation or winding up of the affairs of the Corporation, $150 per share; or (b) upon involuntary dissolution, liquidation or winding up of the affairs of the Corporation, $100 per share, plus in either event an amount equal to all dividends accrued and unpaid on such share up to and including the date fixed for distribution, and no more, before any distribution shall be made to the holders of the Common Stock or other stock of the Corporation ranking junior to the Preferred Stock upon liquidation, provided that the right of the holders of the $3.50 Cumulative Preferred so to receive such amounts in any such event shall not constitute any restriction on the right, power or authority of the Board of Directors of the Corporation to declare and pay dividends or make any other distribution on the shares of the capital stock of the Corporation.~~

~~If upon any such dissolution, liquidation or winding up of the affairs of the Corporation its net assets shall be insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding shares of the $3.50 Cumulative Preferred and all outstanding shares of stock of the Corporation ranking on a parity upon liquidation with the $3.50 Cumulative Preferred upon such dissolution, liquidation or winding up are entitled in such event, the entire remaining net assets of the Corporation shall be distributed among the holders of the $3.50 Cumulative Preferred and such other stock in amounts proportionate to the full amounts to which they are respectively so entitled.~~

~~Neither the merger nor consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph 4.~~

~~5.            Voting Rights.~~

~~(a)            General. The holders of shares of the $3.50 Cumulative Preferred shall be entitled to one vote for each share of the $3.50 Cumulative Preferred standing in their names on the books of the Corporation in the election of directors and on any question arising at any meeting of stockholders of the Corporation at which the holders of shares of the Common Stock or other stock of the Corporation into which shares of the $3.50 Cumulative Preferred Stock are at the time convertible have the right to vote, except that, whenever the conversion ratio of the $3.50 Cumulative Preferred is adjusted as hereinafter in Paragraph 6 provided, the number of votes per share of the $3.50 Cumulative Preferred shall be increased or decreased by the proportion that the total number of votes to which the aggregate of the shares of Common Stock outstanding immediately prior to the event which caused such adjustment is entitled is increased or decreased by such event, provided that (i) the number of votes per share shall in no event be decreased to less than one, (ii) no fractional vote shall result from any such increase or decrease, (iii) if the number resulting from any such increase or decrease includes a fraction which is one-half or more, the number of votes per share resulting from such increase or decrease shall include one vote for such fraction, (iv) if the number resulting from any such increase or decrease includes a fraction which is less than one-half, no vote shall be included for such fraction in the number of votes per share resulting from such increase or decrease (unless,~~

~~the number of votes per share would be decreased to less than one), and (v) at the time of any adjustment in the conversion ratio, all previous increases and decreases in the number of votes per share effected pursuant to the foregoing shall be disregarded, and the increase or decrease, if any, to be effected as a result of such adjustment shall be calculated as if the events which caused all such previous increases and decreases occurred at the same time as the event which caused such adjustment. The holders of the $3.50 Cumulative Preferred and the Common Stock shall at all times vote, except as otherwise provided herein or required by law, together as one class, together with the holders of any other series or class of stock of the Corporation accorded the right to vote with the Common Stock together as one class.~~

~~(b)            Special As Class. (i) So long as any shares of the $3.50 Cumulative Preferred are outstanding, the Corporation shall not, without the affirmative vote at a duly authorized meeting or written consent of the holders of at least two-thirds of the aggregate number of shares at the time outstanding of the $3.50 Cumulative Preferred and any other series of Preferred Stock accorded such class voting right, voting or consenting, as the case may be, separately as a class without regard to series.~~

~~(A)            create, or increase the authorized number of shares of, any class of stock ranking, either as to dividends or upon liquidation, prior to the Preferred Stock; or~~

~~(B)            alter or change any of the provisions common to the $3.50 Cumulative Preferred and to one or more other outstanding series of Preferred Stock accorded such class voting right so as adversely to affect the preferences, special rights or powers given to the $3.50 Cumulative Preferred and such other series of Preferred Stock, but nothing in this subdivision (B) contained shall require such a class vote or consent in connection with any increase in the total number of authorized shares of Preferred Stock or the authorization or increase of any class of stock ranking, either as to dividends or upon liquidation, on a parity with the preferred Stock; or~~

~~(C)            consolidate with or merge into, or sell or transfer all or substantially all its property and assets to, another corporation unless the corporation resulting from such consolidation or merger or to which such sale or transfer is made will have no authorized or outstanding stock ranking, either as to dividends or upon liquidation, prior to the stock which the holders of the Preferred Stock receive in such event.~~

~~(ii)            So long as any shares of the $3.50 Cumulative Preferred are outstanding, the Corporation shall not, without the affirmative vote at a duly authorized meeting or written consent of the holders of at least a majority of the shares at the time outstanding of the $3.50 Cumulative Preferred and any other series of Preferred Stock accorded such class voting right, voting or consenting, as the case may be, separately as a class without regard to series, create or increase the total number of authorized shares of, any class of stock ranking, either as to dividends or upon liquidation, on a parity with the Preferred Stock.~~

~~(c)            Special as Series. So long as any shares of the $3.50 Cumulative Preferred are outstanding, the Corporation shall not, without the affirmative vote at a duly authorized meeting or written consent of the holders of at least two-thirds of the aggregate number of shares of the $3.50 Cumulative Preferred at the time outstanding, voting or consenting, as the case may be, separately as a series, (i) create, or increase the authorized number of shares of, any series of the Preferred Stock ranking, either as to dividends or upon liquidation, prior to the $3.50 Cumulative Preferred, (ii) alter or change any of the provisions of the $3.50 Cumulative Preferred, or any of the provisions of any other series, so as materially and adversely to affect the preference, special rights or powers given to the $3.50 Cumulative Preferred; provided, however, that were any such alteration or change affects one or more other series of Preferred Stock then outstanding in the same manner, the voting right shall be as set forth in subparagraph (b) of this Paragraph 5 or (iii) consolidate with or merge into, or sell or transfer all or substantially all its property and assets to, another corporation unless provision shall be made, as a part of the terms of such consolidation, merger, sale or transfer, whereby the holders of shares of the $3.50 Cumulative Preferred outstanding immediately prior to such event shall be entitled to receive, on the happening of such event, in~~

~~exchange for each such share so held by them, a security of the corporation resulting from such consolidation or merger or to which such sale or transfer shall be made, having dividend, voting and conversion rights and rights upon liquidation and redemption substantially equivalent to such rights as provided herein for shares of the $3.50 Cumulative Preferred.~~

~~(d)            Right to Elect Directors. If and whenever dividends payable on the Preferred Stock shall be in default in an aggregate amount equivalent to six, full quarterly dividends on all shares of the Preferred Stock at the time outstanding, the number of directors constituting the Board of Directors shall be increased by two and the holders of the Preferred Stock shall have, in addition to any other voting rights, the exclusive and special right, voting separately as a class without regard to series, to elect two persons to fill such directorships. Whenever such right shall have vested, it shall be exercised initially at the next following election of directors by the stockholders and shall continue until the dividends in default on the Preferred Stock shall have been paid in full or funds sufficient therefor set aside, and, when such dividends are paid or provided for, such right shall terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends.~~

~~At any meeting held for the election of directors at which the holders of shares of Preferred Stock shall have the right, voting as a class, to elect directors as herein provided, the presence, in person or by proxy, of the holders of one-third of the number of shares of Preferred Stock at the time outstanding shall be required to constitute a quorum of such class for the election of any director by the holders of such class. At any such meeting or adjournment thereof, (i) the absence of a quorum of Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Preferred Stock voting as a class and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by holders of shares of Preferred Stock voting as a class, and (ii) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect from time to time, without notice other than amendment at the meeting, until a quorum shall be present. The directors elected pursuant to this subparagraph (d) shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify, provided, however, that when the right of the holders of the Preferred Stock to elect directors as herein provided shall terminate, the terms of office of all persons so elected by the holders of the Preferred Stock shall terminate, and the number of directors of the Corporation shall thereupon be such number as may be provided for in the by-laws of the Corporation irrespective of any increase made pursuant to this subparagraph (d). During any period in which the holders of shares of Preferred Stock have the right to elect directors as provided for herein, any vacancy in the directors elected by the holders of the Preferred Stock shall be filled by the vote of the remaining director theretofore elected by the holders of the Preferred Stock.~~

~~6.            Conversion Rights.~~

~~(a)            Original Conversion Price. Subject to the provisions for adjustments hereinafter set forth, shares of the $3.50 Cumulative Preferred shall be convertible at the option of the holder thereof, at any time on or after June20, 1970 upon surrender to any transfer agent for the $3.50 Cumulative Preferred of the certificate or certificates evidencing the shares so to be converted, into fully paid and nonassessable shares of Common Stock of the Corporation at the rate of 2.2 shares of Common Stock for each share of the $3.50 Cumulative Preferred so surrendered for conversion. The right to convert shares of the $3.50 Cumulative Preferred called for redemption shall terminate at the close of business on the third business day prior to the Redemption Date. Upon conversion, no payment or adjustment shall be made for dividends on the shares of the $3.50 Cumulative Preferred so converted.~~

~~(b)            Adjustment of Conversion Ratio. The number of shares of Common Stock into which each share of the $3.50 Cumulative Preferred is convertible shall be subject to adjustment from time to time only as follows:~~

~~(i)            In case the Corporation shall (A) take a record of the holders of the Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in shares of stock of the Corporation of any class or series, (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of its Common Stock any shares of the Corporation of any class or series, the holder of each share of the $3.50 Cumulative Preferred shall thereafter be entitled to receive, upon the conversion of such share, the number of shares of stock of the Corporation which he would have owned or have been entitled to receive after the happening of any of the events described above had such share of the $3.50 Cumulative Preferred held by him been converted immediately prior to the happening of such event, such adjustment to become effective immediately after the opening of business on the day following such record date or the day upon which such subdivision, combination or reclassification becomes effective, as the case may be; provided, however, that no such adjustment shall be made in case the Corporation shall (i) at any time during the period prior to the date set forth in subparagraph (a) of this Paragraph 6 (but not more than once in such period) or (ii) at any time in any calendar year (but not more than once in such calendar year) take a record of the holders of the Common Stock for the purpose of entitling them to receive a dividend payable in shares of Common Stock of the Corporation unless such dividend exceeds 2 1/2% of the number of shares of Common Stock outstanding on the date such record is taken, in which case such adjustment shall be made but only on the basis of the amount by which the dividend exceeds 2 1/2% of such number of shares of Common Stock outstanding.~~

~~When the Corporation takes a record of the holders of the Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in shares of stock of the Corporation for which an adjustment is required pursuant to the preceding paragraph the Corporation may in the discretion of the Board of Directors at the same time take a record of the holders of the $3.50 Cumulative Preferred for the purpose of entitling them to receive a dividend or other distribution payable in such shares of stock of the Corporation in an amount thereof per share equal to the amount thereof which the holder of a share of the $3.50 Cumulative Preferred would have been entitled to receive had the share held by him been converted immediately prior to such taking of a record of the holders of the Common Stock, and, in such event, no adjustment shall be made in the conversion ratio of the $3.50 Cumulative Preferred.~~

~~For the purposes of this subparagraph (b), the term “Common Stock” means the Common Stock and any other stock of the Corporation resulting from a reclassification of the Common Stock or any such other stock.~~

~~(ii)            No fractional share of stock of the Corporation shall be issued upon any conversion but, in lieu of the issuance of the fraction of a share to which the holder would otherwise have been entitled, there shall be paid to the holder of the shares of the $3.50 Cumulative Preferred surrendered for conversion, as soon as practicable after the date such shares are surrendered for conversion, an amount in cash equal to the same fraction of the market value of a full share of the stock to be received upon the conversion, unless the Board of Directors shall determine to adjust fractional shares by the issue of fractional scrip certificates or in some other manner. For such purpose, the market value of the stock to be received upon the conversion shall be the last sales price thereof, regular way on the New York Stock Exchange on the business day immediately preceding the date upon which the shares of the $3.50 Cumulative Preferred are surrendered for conversion, or, in case no such sale takes place on such day, the average of the closing bid and asked prices thereof, regular way on such Exchange on such day. If shares of the stock to be received upon conversion are not then listed on the New York Stock Exchange, such market value shall be determined in the manner fixed by the Board of Directors.~~

~~(iii)            No adjustment in the number of shares into which each share of the $3.50 Cumulative Preferred is convertible shall be required unless such adjustment would require an increase or decrease of at least 1/100th of a share in the number of shares into which such share is then convertible; provided, however, that any adjustments which by reason of this subdivision are not required to be made shall be carried forward and taken into account in any subsequent adjustment.~~

~~(iv)            Whenever any adjustment is required in the shares into which each share of the $3.50 Cumulative Preferred is convertible, the Corporation shall forthwith (A) file with the transfer agent or transfer agents for the shares of the $3.50 Cumulative Preferred a statement describing in reasonable detail the adjustment and the method of calculation used and (B) cause a copy of such notice to be mailed to the holders of record of the shares of the $3.50 Cumulative Preferred.~~

~~(c)            Reservation of Stock for Conversions. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares the full number of shares into which all shares of the $3.50 Cumulative Preferred from time to time outstanding are convertible, but shares held in the treasury of the Corporation may be delivered, in the Corporation’s discretion, upon any conversion of shares of the $3.50 Cumulative Preferred.~~

~~(d)            Issue Taxes. The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue of shares on conversion of shares of the $3.50 Cumulative Preferred pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in such issue of shares in a name other than that in which the shares so converted were registered, and no such issue shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.~~

~~7.            Dividends in Securities or Other Property. In the event the Corporation shall pay on any stock of the Corporation into which shares of the $3.50 Cumulative Preferred are at the time convertible, any dividend or other distribution consisting of securities of any corporation other than the Corporation, any evidences of indebtedness of the Corporation or any other assets (other than dividends and distributions in cash or shares of stock of the Corporation), it shall on the same date pay, on the shares of the $3.50 Cumulative Preferred, a dividend or distribution consisting of such securities, evidences of indebtedness or other assets in an amount per share equal to the amount thereof which the holder of a share of the $3.50 Cumulative Preferred would have been entitled to receive had the share held by him been converted immediately prior to the taking of a record of the holders of such stock of the Corporation for the purpose of entitling them to receive such dividend or distribution, such dividend or distribution on the shares of the $3.50 Cumulative Preferred to be payable to the holders of shares of the $3.50 Cumulative Preferred who are holders of record on the books of the Corporation on the same date as is used for the taking of a record of the holders of such stock of the Corporation for such dividend or distribution.~~

~~8.            Offers of Securities. In the event the Corporation shall offer to sell (by issue of warrants, rights or options or otherwise) securities of the Corporation or of any other corporation to the holders of shares of any stock of the Corporation into which shares of the $3.50 Cumulative Preferred are at the time convertible, the Corporation shall make the same offer to the holders of shares of the $3.50 Cumulative Preferred, giving to each such holder of the $3.50 Cumulative Preferred the right to purchase at the offer price the amount of such securities which such holder would have been entitled to purchase had he converted each share of the $3.50 Cumulative Preferred held by him immediately prior to the taking of a record of the holders of such stock of the Corporation for the purpose of entitling them to receive such offer, such offer to the holders of shares of the $3.50 Cumulative Preferred to be made to the holders of shares of the $3.50 Cumulative Preferred who are holders of record on the books of the Corporation on the same date as is used for the taking of a record of the holders of such stock of the Corporation for such offer.~~

~~9.            Restriction on and Notice of Dividends. Until such time as shares of the $3.50 Cumulative Preferred shall be convertible at the option of the holders thereof as herein provided, the Corporation shall pay no cash dividend nor make any other cash distribution on the Common Stock in excess of quarterly dividends at the quarterly rate of 7 1/2 cents per share, with the first such dividend to be paid after the date of the filing under the laws of Delaware of the Agreement and Plan of Merger dated as of January 15, 1969 between the Corporation and Hess Oil & Chemical Corporation to be calculated as to amount and date of payment from the last date prior to such date of filing on which a dividend was paid on the Common Stock of Hess Oil & Chemical Corporation. After such~~

~~time as shares of the $3.50 Cumulative Preferred shall be convertible at the option of the holder thereof as herein provided, and so long as any such shares remain outstanding, in the event the Corporation shall declare (i) any dividend or other distribution payable in shares of stock of the Corporation or (ii) any cash dividend or other cash distribution per share on the Common Stock in excess of 120% of the average of the cash dividends and other cash distributions per share on the Common Stock for the four calendar quarters next preceding the calendar quarter in which such distribution occurs, then, and in any such event, the Corporation shall mail to each holder of the $3.50 Cumulative Preferred at the address of each such holder shown in the stock records of the Corporation a notice stating the day on which the books of the Corporation shall close, or a record shall be taken for such dividend or distribution and the amount and character of such dividend or distribution. Such notice shall be mailed at least 20 days in advance of such day therein specified.~~

~~In applying the provisions of this Paragraph 9 at any time after the Common Stock shall have been split up or combined or after the Corporation shall have taken a record of the holders of the Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in shares of stock of the Corporation of any class or series (other than a dividend payable in shares of Common Stock for which no adjustment is required to be made pursuant to subparagraph (b) of Paragraph 6 of this Subsection B), references of “7 1/2 cents per share” and “cash dividends and distributions” shall be appropriately adjusted to reflect any such event and for purposes of this Paragraph 9, the term “Common Stock” means the Common Stock and any other stock of the Corporation resulting from a reclassification of the Common Stock or any such other stock.~~

2.	Amend Article FOURTH, Section I, Subsection C to relabel the subsection heading to be Subsection B.

3.	Amend the first sentence of Article FOURTH, Section III as follows:

~~Except as otherwise provided in Paragraph 8 of Subsection B of Section 1 hereof, n~~No holder of any of the shares of the Preferred Stock or of the Common Stock shall be entitled as of right as such holder to purchase or to subscribe for any shares of stock of the Corporation whether now or hereafter authorized, or bonds, certificates of indebtedness, debentures, or other securities convertible into or carrying any right to purchase stock of the Corporation of any class, and shares of any such stock, or such other securities convertible into or carrying any right to purchase stock, may be issued and disposed of to such persons and upon such terms and for such lawful consideration as may be deemed advisable by the Board of Directors.

Important notice regarding the Internet availability of proxy materials

For the Annual Meeting of Stockholders.

The 2014 Proxy Statement and the 2013 Annual Report to Stockholders are available at:

www.envisionreports.com/HES

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Hess Corporation +
Notice of 2014 Annual Meeting of Stockholders

1501 McKinney Street, Houston, TX 77010 Proxy Solicited by Board of Directors for Annual Meeting — May 7, 2014 at 10:00 a.m.

The undersigned hereby appoints JOHN B. HESS, GREGORY P. HILL and TIMOTHY B. GOODELL, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hess Corporation to be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010, on May 7, 2014, at 10:00 a.m., local time, and all adjournments or postponements thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournment or postponements thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponements thereof.

Please indicate on the reverse side of this card how your stock is to be voted.

If not otherwise specified, shares will be voted FOR all nominees in Proposal 1, FOR Proposals 2, 3, 4A, 4B and 5, and will be voted AGAINST Proposal 6, each as set forth on the reverse side of this card.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on May 6, 2014.
Vote by Internet
• Go to www.envisionreports.com/HES
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - T.J. CHECKI	☐	☐	☐	02 - E.E. HOLIDAY	☐	☐	☐	03 - J.H. MULLIN	☐	☐	☐
	04 - J.H. QUIGLEY	☐	☐	☐	05 - R.N. WILSON	☐	☐	☐

The Board recommends a vote FOR Proposals 2, 3, 4A, 4B and 5.

		For	Against	Abstain			For	Against	Abstain

2.	Advisory approval of the compensation of our named executive officers.	☐	☐	☐	3.	Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 2014.	☐	☐	☐
4A.	Elimination of 80% supermajority voting requirement in the company’s restated certificate of incorporation and by-laws.	☐	☐	☐	4B.	Elimination of two-thirds supermajority voting requirement in the company’s restated certificate of incorporation.	☐	☐	☐
5.	Elimination of provisions in the company’s restated certificate of incorporation concerning $3.50 cumulative convertible preferred stock.	☐	☐	☐
The Board recommends a vote AGAINST Proposal 6.

		For	Against	Abstain

6.	Stockholder proposal recommending a report regarding carbon asset risk.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Important notice regarding the Internet availability of proxy materials

For the Annual Meeting of Stockholders.

The 2014 Proxy Statement and the 2013 Annual Report to Stockholders are available at:

www.envisionreports.com/HES

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Hess Corporation +
Notice of 2014 Annual Meeting of Stockholders

1501 McKinney Street, Houston, TX 77010 Proxy Solicited by Board of Directors for Annual Meeting — May 7, 2014 at 10:00 a.m.

The undersigned hereby appoints JOHN B. HESS, GREGORY P. HILL and TIMOTHY B. GOODELL, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hess Corporation to be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010, on May 7, 2014, at 10:00 a.m., local time, and all adjournments or postponements thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournment or postponements thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponements thereof.

Please indicate on the reverse side of this card how your stock is to be voted.

If not otherwise specified, shares will be voted FOR all nominees in Proposal 1, FOR Proposals 2, 3, 4A, 4B and 5, and will be voted AGAINST Proposal 6, each as set forth on the reverse side of this card.

Additional instructions for Hess Corporation Savings Plan Participants: Participants and Beneficiaries who do not vote the stock in the Company Stock Fund attributable to their accounts shall be deemed to have directed J.P. Morgan as trustee to vote such stock on each proposal in the same proportion as other participants in the plan vote.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on May 6, 2014.
Vote by Internet
• Go to www.envisionreports.com/HES
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - T.J. CHECKI	☐	☐	☐	02 - E.E. HOLIDAY	☐	☐	☐	03 - J.H. MULLIN	☐	☐	☐
	04 - J.H. QUIGLEY	☐	☐	☐	05 - R.N. WILSON	☐	☐	☐

The Board recommends a vote FOR Proposals 2, 3, 4A, 4B and 5.

		For	Against	Abstain			For	Against	Abstain

2.	Advisory approval of the compensation of our named executive officers.	☐	☐	☐	3.	Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 2014.	☐	☐	☐
4A.	Elimination of 80% supermajority voting requirement in the company’s restated certificate of incorporation and by-laws.	☐	☐	☐	4B.	Elimination of two-thirds supermajority voting requirement in the company’s restated certificate of incorporation.	☐	☐	☐
5.	Elimination of provisions in the company’s restated certificate of incorporation concerning $3.50 cumulative convertible preferred stock.	☐	☐	☐
The Board recommends a vote AGAINST Proposal 6 .

		For	Against	Abstain

6.	Stockholder proposal recommending a report regarding carbon asset risk.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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